Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 25, 2021

BY AND AMONG

AMENTUM GOVERNMENT SERVICES HOLDINGS LLC,

PINNACLE VIRGINIA MERGER SUB INC.

and

PAE INCORPORATED

Exhibits

Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Certificate of Merger
Exhibit C	Voting Agreement
Exhibit D	IRA Termination Agreement
Exhibit E	MA Termination Agreement
Exhibit F	RRA Termination Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 25, 2021, is by and among Amentum Government Services Holdings LLC, a Delaware limited liability company (“Parent”), Pinnacle Virginia Merger Sub Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and PAE Incorporated, a Delaware corporation (the “Company”).

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend to consummate the Merger (as defined below) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), including Section 251 thereof;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger); (c) directed that the approval and adoption of this Agreement (including the Merger) be submitted to a vote at a meeting of the Company’s stockholders; and (d) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that this Agreement and the Transactions (including the Merger and the Financing) are fair to and in the best interests of Parent and its stockholders; and (b) approved, adopted and declared advisable this Agreement and the Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions (including the Merger and the Financing) are fair to and in the best interests of Merger Sub and its sole stockholder; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and the Financing); (c) directed that this Agreement (including the Merger) be submitted for approval and adoption by the sole stockholder of Merger Sub; and (d) recommended the approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, PE Shay Holdings, LLC (the “Significant Stockholder”) is entering into a voting agreement with Parent in the form attached hereto as Exhibit C (the “Voting Agreement”) pursuant to which, among other things, the Significant Stockholder is agreeing, subject to the terms of the Voting Agreement, to vote all shares of Company Common Stock owned by the Significant Stockholder in favor of the Transactions (including the Merger) and to take certain other actions in furtherance of the Transactions (including the Merger), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, the Significant Stockholder and the Company are entering into a termination agreement with Parent in the form attached hereto as Exhibit D (the “IRA Termination Agreement”), pursuant to which, among other things, the Significant Stockholder and the Company have agreed to terminate that certain Investor Rights Agreement dated February 10, 2020, between the Company and the Significant Stockholder (or one of its affiliates) effective as of, and subject to the consummation of, the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, Platinum Equity Advisors, LLC and the Company are entering into a termination agreement in the form attached hereto as Exhibit E (the “MA Termination Agreement”), pursuant to which such Persons agree to, among other things, amend that certain Agreement and Plan of Merger dated November 1, 2019, among such Persons and the other parties thereto, to terminate any and all obligations with respect to the Earn Out Shares referred to therein effective as of, and subject to the consummation of, the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the parties to enter into this Agreement, the Company and certain other Persons are entering into a termination agreement in the form attached hereto as Exhibit F (the “RRA Termination Agreement”), pursuant to which, among other things, such Persons agree to terminate that certain Amended and Restated Registration Rights dated February 10, 2020 among, among others, the Company and certain of its stockholders effective as of, and subject to the consummation of, the Closing; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not include any standstill terms); provided, however, any such agreement shall not provide such person with any exclusive right to negotiate with the Company or prevent the Company from complying with its obligations under this Agreement (including its obligations under Section 6.3).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such first Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

“Ancillary Agreements” means the Voting Agreement, the IRA Termination Agreement, the MA Termination Agreement, the RRA Termination Agreement and all certificates, instruments and other documents executed by any party hereto pursuant to or in connection with the Transactions.

“Anti-Bribery Legislation” means all and any of the following: the FCPA; the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889, the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001, the Bribery Act 2010, the Proceeds of Crime Act 2002, and any other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or other Applicable Laws relating to bribery or corruption.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Law(s)” means, with respect to any Person, any Law that is binding upon or applicable to such Person or any of such Person’s properties or assets. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Antitrust Laws.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and all rules, regulations, guidelines and guidance (including Frequently Asked Questions) issued by the U.S. SBA, the U.S. Treasury Department or any other Governmental Authority in connection therewith.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Company Service Providers.

“Commitment Letter” means the executed debt commitment letter, dated the date hereof, by and among the Financing Sources party thereto and Parent (together with all annexes, schedules and exhibits (in each case, if any) thereto), as such document may be amended, amended and restated, supplemented, replaced, terminated, waived or otherwise modified or substituted in accordance with Section 8.5(a), pursuant to which the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein to Parent for the purpose of financing the Transactions.

“Company Acquisition Proposal” means (a) any proposal, offer (including tender or exchange offers), inquiry or indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, binding share exchange, joint venture, scheme of arrangement or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries with respect to assets that, taken together, constitute more than 20% of the Company’s consolidated assets, (b) any proposal, offer (including tender or exchange offers), inquiry or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 20% of the issued and outstanding Company Common Stock or securities of the Company representing more than 20% of the voting power of the Company, (c) any proposal, offer (including tender or exchange offers), inquiry or indication of interest to acquire in any manner (including the acquisition of equity securities in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 20% of the consolidated assets, revenues or net income of the Company or (d) any combination of the foregoing, in each case, other than the Transactions.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2020.

“Company Balance Sheet Date” means December 31, 2020.

“Company Class A Common Stock” means the Class A common stock, par value $0.0001, of the Company.

“Company Class F Common Stock” means the Class F common stock, par value $0.0001 of the Company.

“Company Common Stock” means the Company Class A Common Stock and Company Class F Common Stock.

“Company Disclosure Letter” means the Company Disclosure Letter delivered to Parent on the date of this Agreement.

“Company Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider, or (b) for which the Company or any of its Subsidiaries has any direct or indirect liability; provided that no Company Multiemployer Plan shall constitute a Company Employee Plan.

“Company Equity Awards” means each Company RSU Award and Company PSU Award.

“Company International Plan” means any Company Employee Plan that is not a Company U.S. Plan.

“Company IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services and related documentation, in each case that are owned, leased, licensed, used or held for use by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is, has had or would reasonably be expected to have (i) a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however that, solely for purposes of this clause (i), no Effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) any changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (c) general changes in national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (d) earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural or man-made disasters, weather-related conditions, explosions or fires, calamities, disease outbreak, epidemic, pandemic (including any Public Health Event and any Public Health Measure), calamities disease outbreak, epidemic, pandemic (including any Public Health Event and any Public Health Measure) or any force majeure events in any country or region in the world; (e) any decline, in and of itself, in the market price or trading volume of the Company Common Stock; (f) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the Effect giving rise or contributing to the events specified in sub-clauses (e) and (f), to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Company Material Adverse Effect); (g) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement, including any litigation directly resulting or arising therefrom or with respect thereto or the extent of any direct impact thereof on the business relationships of the Company and its Subsidiaries, with customers, suppliers or partners (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 4.2, Section 4.3, Section 4.4, Section 4.5(b), Section 4.5(c), Section 4.6(b), Section 4.15(b), Section 4.24, Section 4.25, Section 4.26 or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement or the pendency of this Agreement); (h) any changes after the date hereof in any Applicable Law or the interpretation or enforcement thereof by any Governmental Authority, or GAAP or the interpretation; or (i) any action or omission taken by the Company pursuant to the written request of Parent, except in the case of each of clause (a), (b), (c), (d) or (h), such Effect may be taken into account in determining the occurrence of a Company Material Adverse Effect to the extent (and only to the extent) that any such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such Effect has on other participants operating in the industry in which the Company and its Subsidiaries operate or (ii) a material effect on the ability of the Company to perform its obligations under this Agreement or the effect of preventing, materially impeding, interfering with or hindering or delaying the consummation by the Company of the Transactions.

“Company Owned IP” means all Registered Company IP and all other Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Company Stock Plan” means the Company 2020 Equity Incentive Plan adopted on February 7, 2020, as amended from time to time.

“Company U.S. Plan” means any Company Employee Plan that covers any current or former Company Service Providers located primarily within the United States or is otherwise subject to the Applicable Laws of the United States.

“Compliant” means with respect to the Required Information, that (a) the Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information not misleading in light of the circumstances under which the statements contained in the Required Information are made; (b) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion on any of the audited financial statements contained in the Required Information; and (c) the Company or its auditors have not determined to undertake a restatement of any financial statements included in the Required Information (it being understood that if such restatement is completed or, solely in the case of any such determination by it, the Company has determined that no such restatement is required, then the Required Information shall not be disqualified under this clause (c) on account of any such prior determination to restate).

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any written or oral contract, agreement, obligation, understanding or instrument, lease or license.

“COVID-19” means both the viral pneumonia named coronavirus disease 2019 (COVID-19) by the World Health Organization and the virus named Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) by the International Committee on Taxonomy of Viruses, and any mutations, evolutions or variances thereof.

“COVID-19 Effect” means any (a) required or recommended quarantines, travel restrictions, or social distancing, in each case, issued by a Governmental Authority directly related to or resulting from COVID-19, (b) factory shutdowns or slowdowns, workplace, school or worksite shutdowns or slowdowns or work-from-home or distance or virtual learning requirements or recommendations, or shipment interruptions or slowdowns, in each case, directly related to or resulting from COVID-19, (c) other measures initiated or occurring directly in response to COVID-19 and (d) other events or conditions directly related to or resulting from COVID-19 and/or the response of any Governmental Authority thereto.

“COVID-19 Measure” means (a) any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act or (b) the reversal or discontinuation of any of the foregoing.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense, or any successor thereto.

“DFARS” means the Department of Defense supplement to the FAR contained within Chapter 2 of title 48 of the U.S. Code of Federal Regulations.

“Effect” means any event, circumstance, development, occurrence, change, fact, condition or effect.

“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation or paid time off benefits, medical, dental, vision, prescription or fringe benefits, life insurance, cafeteria plan, relocation or expatriate benefits, perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).

“Environmental Claims” means any and all administrative, regulatory, judicial or arbitral suits, actions, claims, proceedings, demands, investigations, judgments, penalties, directives, Liens or notices of noncompliance or violation by or from any Person alleging Environmental Liability or otherwise related to any Environmental Law, Environmental Permit or Hazardous Substance.

“Environmental Law” means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) worker health and safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of toxic or hazardous substances, materials or wastes.

“Environmental Liability” means any obligation, liability, fine, penalty, judgment, award, settlement, loss, damage, cost, fee (including attorneys’ and consultants’ fees), expense, or disbursement that is related to: exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of, Hazardous Substances or any Environmental Law or Environmental Permit or any Order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Authority under Environmental Law.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, Orders, certificates, approvals and other similar authorizations of Governmental Authorities required by or issued pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” means any Third Party (a) who submits a written bona fide Company Acquisition Proposal to the Company or any of its Representatives after the date hereof and prior to the No-Shop Period Start Date, (b) whose Company Acquisition Proposal is determined by the Board of Directors of the Company, in good faith, prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor), to be, or would reasonably be expected to lead to, a Company Superior Proposal and (c) is not a party to any confidentiality agreement with the Company other than an Acceptable Confidentiality Agreement; provided, however, that a Third Party shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (1) such Company Acquisition Proposal is withdrawn by such Third Party, (2) such Company Acquisition Proposal, in the good faith determination of the Board of Directors of the Company (after consultation with its outside counsel and its financial advisor), no longer is or would no longer be reasonably expected to lead to a Company Superior Proposal, (3) such Third Party fails to reaffirm its Company Acquisition Proposal to the Board of the Directors of the Company within forty-eight (48) hours of the No-Shop Period Start Date, (4) such Third Party fails to submit a Company Acquisition Proposal that constitutes a Company Superior Proposal as determined by the Board of Directors of the Company, in good faith (after consultation with its outside counsel and its financial advisor) prior to the date that is ten (10) Business Days after the No-Shop Period Start Date or (5) the Company fails to comply with the terms of Section 6.3(d) in respect of such Third Party.

“FAR” means the Federal Acquisition Regulation and its agency supplements, including the DFARS.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“File” means to file a Filing.

“Filing” means any registration, recording, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing” means debt financing contemplated by the Commitment Letter.

“Financing Sources” means, collectively, the entities party to the Commitment Letter and any Persons, including each agent (or other similar representative), arranger, bookrunner, lender and other entities that have committed to provide or arrange or have otherwise entered into, or in the future enters into, any Contract (including the Commitment Letter or any Financing Document) with Parent or any of its Affiliates, in each case, in connection with all or any part of the Financing or any Alternative Financing or other financing in connection with the Transactions, including the parties to any commitment letters, engagement letters, joinder agreements, indentures, credit agreements or loan agreements relating thereto, including the lenders in respect of the Financing, together with their respective Affiliates and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns; it being understood that Parent, Merger Sub and/or any of their respective Affiliates shall not be Financing Sources for any purposes hereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Government Bid” means any quotation, bid, proposal or offer (solicited or unsolicited), which, if accepted or awarded, would reasonably be expected to lead to a Government Contract.

“Government Contract” means any Contract, including a prime contract, subcontract, basic ordering agreement, blanket purchase agreement, letter agreement, teaming agreement or arrangement, order, grant, cooperative agreement, or other commitment or funding vehicle or other similar written arrangement of any kind, and including all amendments, modifications and options thereunder or relating thereto, between the Company or any Subsidiary of the Company, on the one hand, and (a) a Governmental Authority (b) any prime contractor to a Governmental Authority or other higher-tier contractor or (c) any subcontractor with respect to any contract described in clause (a) or (b), on the other hand; provided, that a task or delivery order shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a Governmental Authority, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (e.g., the United Nations, World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, or has its key officers and directors appointed by a government.

“Governmental Authority” means any national, transnational, supranational, foreign, federal, state, provincial, county, municipal or local governmental authority, or any subdivision thereof, any regulatory or administrative agency or authority, department, board, bureau agency, instrumentality or commission, including any political subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel, mediation, commission, or other similar dispute resolving panel or body, or any non-governmental self-regulatory agency, commission or authority, including any arbitrator.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law, including petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos-containing material, metals (including lead and cadmium), used ordnance, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to a Person, as at a specified date, without duplication, all (a) obligations for borrowed money of such Person and its Subsidiaries, if applicable, including deposits or advances of any kind to such Person; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) capital lease obligations or obligations to pay the deferred and unpaid purchase price of property or equipment (other than accounts payable incurred in the ordinary course of business), including any “earn out” or true-up obligations; (e) obligations under any note purchase facility, letter of credit, performance bonds, banker’s acceptance or similar credit transactions; (f) customer deposits; (g) guaranties of all or any part of the indebtedness of the type referred to in the foregoing clauses (a) through (f) of any other Person; and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, certification marks, logos, slogans, trade dress, brand names, corporate names, Internet account names (including social networking and media names) and other indicia of source or origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (b) patents, pending patent applications, patent disclosures and all related divisions, continuations, continuations-in-part, reissues, reexaminations, substitutions and any extensions thereof; (c) registered and unregistered copyrights and works of authorship (including those in software and industrial design), all registrations and applications to register the same, all renewals, extensions, reversions and restorations thereof, and moral rights in any of the foregoing; (d) trade secrets and rights in confidential technology and information (including know-how, inventions (whether reduced to practice or not), schematics, drawings, techniques, protocols, improvements, processes, formulae, algorithms, models, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals and any other technical data and computer software as defined in FAR 2.101) (collectively, “Trade Secrets”); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) Internet domain names and uniform resource locators; (g) other similar types of proprietary or intellectual property; and (h) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” of any Person means (a) with respect to the Company, the actual knowledge of those individuals set forth in Section 1.1(a) of the Company Disclosure Letter, and (b) with respect to Parent, the actual knowledge of those individuals set forth in Section 1.1(a) of the Parent Disclosure Letter.

“Law” means any U.S. or non-U.S. supranational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, policy, guideline, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, lease, license, easement, pledge, charge, security interest, adverse claim, option, right of first offer or refusal, restriction or other encumbrance of any kind in respect of such property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement (a) commencing on the first Business Day following the date on which Parent shall have received from the Company all of the Required Information and (b) throughout which the Required Information is Compliant; provided that (i) November 24, 2021, November 26, 2021, May 31, 2022, July 1, 2022 and July 5, 2022 shall not be considered a Business Day for the purposes of the Marketing Period and (ii) unless the Marketing Period has been completed on or prior to December 17, 2021, the Marketing Period may not commence prior to January 4, 2022; provided further that the “Marketing Period” shall be deemed to have not commenced if Parent has received a notice from the Financing Sources in accordance with paragraph (m) of Exhibit D to the Commitment Letter as in effect on the date hereof (or any similar provision of the definitive Financing Documents). Notwithstanding anything in this definition to the contrary, the Marketing Period will be deemed to have been completed on any earlier date, prior to the expiration of such period of 15 consecutive Business Days, on which the Financing, in an amount at least equal to the amount thereof under the Commitment Letter as in effect on the date hereof, is funded to Parent. If the Company shall in good faith reasonably believe that it has provided the Required Information that is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company will be deemed to have completed delivery of the Required Information necessary to commence the Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information that is Compliant and, on or prior to the third Business Day after delivery to Parent of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity the extent to which the Required Information has not been delivered). For the avoidance of doubt, once the Marketing Period has commenced upon delivery of the Required Information, as determined on the date that the Required Information is initially delivered, the subsequent receipt by Parent of additional financial information in accordance with paragraph (g) of Exhibit D to the Commitment Letter due to the passage of time shall not restart the Marketing Period.

“Measurement Date” means January 1, 2018.

“Nasdaq” means The Nasdaq Capital Market, or any successor thereto.

“NISPOM” means the National Industrial Security Program Operating Manual, codified at 32 C.F.R. Part 117.

“OFAC” means the Office of Foreign Asset Control of the U.S. Department of the Treasury or any successor thereto.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement, stipulation, decision or other determination issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“ordinary course of business” means, with respect to any Person or business, the ordinary course of business consistent with the applicable Person’s or business’s past custom and practice; provided that, for purposes of Section 6.1, actions taken (or omitted) in response to any Public Health Event (including all Public Health Measures) shall be deemed “ordinary course of business” so long as such actions (or omissions) are consistent with reasonable commercial practice for other participants operating in the industry in which the Company and its Subsidiaries operate in response to any such Public Health Event.

“Parent Disclosure Letter” means the Parent Disclosure Letter delivered to the Company on the date of this Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, is, has had or would reasonably be expected to have, a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent to perform its obligations under this Agreement or the effect of preventing, materially impeding, interfering with or hindering or delaying the consummation by the Parent of the Transactions.

“Payoff Letter” means a letter provided by the lenders or holders (or agent on their behalf) related to (a) indebtedness for borrowed money, whether secured or unsecured, or for the extension of credit, or (b) any obligations evidenced by a note, bond, debenture or other similar instrument or debt security, in each case, together with accrued and unpaid interest thereon and any prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment thereof. Such letter shall set forth the amount, or the formula for the determination of the amount, required to prepay all obligations thereunder in full, the instructions for the payment of such amount, and provide for the termination of all related Liens and the release of all related guarantees in connection therewith.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means any (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, in each case, arising in the ordinary course of business and that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security Laws, in each case, arising in the ordinary course of business; (d) easements, rights-of-way, covenants, restrictions and other similar encumbrances that are unrelated to the payment of money, incurred in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value or the use of the property subject thereto; (e) statutory landlords’ Liens and Liens granted to landlords under any lease; (f) any Liens that are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent’s most recent audited balance sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or, in each case, the notes thereto; (g) any Liens unrelated to the payment of money and that are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or (h) any nonexclusive license with respect to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (including any Governmental Authority).

“Personal Information” means any information (a) relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or (b) that is considered “personally identifiable information,” “personal information,” or “personal data” by one or more Applicable Laws.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding, citation, summons, inquiry or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Public Health Event” means any disease outbreak, cluster, epidemic, pandemic or plague, regardless of stage, including the outbreak or escalation of COVID-19, and any resurgence, evolution, variance or mutation thereof and/or any related or associated disease outbreak, epidemic, pandemic and/or plague.

“Public Health Measures” means any actions or inactions taken (or not taken), or any plans, procedures or practices reasonably adopted (and compliance therewith), in each case, in connection with or in response to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety, COVID-19 Effect or any other Law, order, action, directive, guideline or recommendation promulgated by any applicable industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, issued in connection with or in response to a Public Health Event.

“Related Party” means, with respect to any Person, any (a) general partner, director, manager, employee, officer or director, (b) record or, to the actual knowledge of such Person, beneficial owner of five percent (5%) or more of the voting securities of such Person, (c) current or future affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner or (d) portfolio company of any investment fund affiliated with, controlled or managed by such beneficial owner. For the avoidance of doubt, each of the Significant Stockholder, Gores Sponsor III LLC and each of their respective affiliates, associates and portfolio companies is a “Related Party” of the Company.

“Related Party Contract” means any Contracts or other transactions between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, other than the Ancillary Agreements.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing, or arranging for disposal, into, on, at or through the environment.

“Required Information” means (a) the audited consolidated balance sheet of the Company as of December 31, 2020 and the related audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company for the year then ended, including any related notes; (b) the unaudited condensed consolidated balance sheet of the Company as of March 28, 2021 and June 27, 2021 and the related unaudited condensed consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company for the three and/or six months then ended; (c) management-prepared summary “flash” consolidated balance sheet and income statement items of the Company as at the end of and for the fiscal quarter ended September 26, 2021; (d) the audited consolidated balance sheet of the Company for each fiscal year ended after December 31, 2020 and at least 90 days prior to the Closing Date and the related audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company for the year then ended, including any related notes; and (e) the unaudited condensed consolidated balance sheet of the Company for each fiscal quarter (other than the last fiscal quarter of any fiscal year) ended after June 27, 2021 and at least 45 days prior to the Closing Date and the related condensed unaudited consolidated statement of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Company for the period then ended.

“Sanctioned Person” means any Person or Governmental Authority that is the subject or target of sanctions or trade/export restrictions under U.S., EU, UK, or other applicable sanctions or export controls Laws, including: (a) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; the U.S. Department of Commerce’s Entity List, Denied Persons List, or Unverified List; any debarment or sanctions list maintained by the U.S. Department of State; or any other list maintained by U.S. or non-U.S. Governmental Authorities under sanctions or export control Laws; (b) where relevant under applicable sanctions Laws or export control Laws, any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or controlled by any such Person or Persons described in (a) or acting for or on behalf of such Person or Persons described in (a); (c) any person located, organized or resident in a country or territory which is itself the subject or target of any comprehensive U.S. sanctions (that is, at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria); or (d) the Government of Venezuela, a blocked national of Cuba, or any other Person subject to asset-blocking sanctions under applicable sanctions Laws.

“SEC” means the Securities and Exchange Commission or any successor agency administering the Securities Act and the Exchange Act at the time.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, software, firmware, middleware and other code (including operating systems, platforms, applications, utilities, development tools, diagnostics, embedded systems, and interfaces), in each case, in source code, object code and executable code or any other form; (b) data files and databases; and (c) documentation related to the foregoing (including protocols, specifications, user manuals, diagrams, text, graphs and charts).

“Specified Business Conduct Laws” means: (a) the Anti-Bribery Legislation; (b) all legal requirements imposing trade sanctions on any Person, including, all legal requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all legal requirements relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable legal requirements relating to money laundering.

“Subsidiary” means, when used with reference to a Person, any other Person with respect to which such first Person who (a) holds securities or other ownership interests having (i) ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or (ii) more than fifty percent (50%) of the issued and outstanding voting securities or other ownership interests of which, are owned, directly or indirectly of such Person, or (b) controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, in each case, in the nature of a tax, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return or other Filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Governmental Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or Filing filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or Filing, and including any amendment thereto.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Third Party” means any Person or Group, other than the Company or Parent or any of their respective Subsidiaries, Representatives or Affiliates.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements (including the Merger and the Financing).

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Law.

“Warrant Agent” shall mean Continental Stock Transfer & Trust Company, a New York corporation.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of September 6, 2018, by and between the Company, and the Warrant Agent.

“Warrant Price” shall mean the price per share at which a share of Company Class A Common Stock may be purchased pursuant to the Company Warrants at the time such Company Warrant is exercised.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party with the actual knowledge or intent that such act or omission would, or would be reasonably expected to, cause a breach of this Agreement.

Index of Additional Terms

ACA Condition	Section 6.3(a)(ii)
Agreement	Preamble
Alternative Financing	Section 8.5(a)
Bankruptcy and Equity Exceptions	Section 4.2(a)
Benefits Continuation Period	Section 7.3(a)
Certificate	Section 2.3(b)
Certificate of Merger	Section 2.2(a)
Closing	Section 2.1
Closing Date	Section 2.1
Collection Expenses	Section 10.3(d)
Combined Business	Section 8.1(e)
Commitment Letter	Section 8.5(a)
Common Appraisal Shares	Section 2.8(a)

Company	Preamble
Company Acquisition Proposal	Section 10.3(iv)
Company Adverse Recommendation Change	Section 6.3(b)(v)
Company Approval Time	Section 6.3(c)
Company Board Recommendation	Section 4.2(b)
Company Governmental Authorizations	Section 4.3
Company Insurance Policies	Section 4.21
Company Intervening Event	Section 6.3(h)(ii)
Company IP	Section 4.19(b)
Company Material Contract	Section 4.15(a)
Company Minority Owned JVs	Section 4.6(c)
Company Multiemployer Plan	Section 4.17(b)
Company Organizational Documents	Section 4.1
Company Permits	Section 4.13
Company Preferred Stock	Section 4.5(a)
Company PSU Award	Section 2.6(b)
Company Record Date	Section 8.4(a)
Company RSU Award	Section 2.6(a)
Company SEC Documents	Section 4.7(a)
Company Securities	Section 4.5(a)
Company Stockholder Approval	Section 4.2(a)
Company Stockholder Meeting	Section 8.4(a)
Company Superior Proposal	Section 6.3(h)(i)
Company Termination Fee	Section 10.3(iv)
Company Warrants	Section 4.5(a)
Confidentiality Agreement	Section 6.2(a)
Continuing Employee	Section 7.3(a)
Current Government Contracts	Section 4.22(a)
D&O Indemnified Parties	Section 7.2(a)
DGCL	Recitals
Effective Time	Section 2.2(a)
End Date	Section 10.1(b)(i)
Equity Commitment Letter	Section 8.5(e)
Equity Financing	Section 8.5(e)
Financing	Section 8.5(a)
Financing Documents	Section 8.5(a)
Financing Source Proceeding	Section 11.15
Funds	Section 8.5(e)
Go-Shop Period	Section 6.3(a)
HSR Condition	Section 9.1(b)
internal controls	Section 4.7(f)
IRA Termination Agreement	Recitals
Leased Real Property	Section 4.23(a)
MA Termination Agreement	Recitals
Merger	Section 2.2(b)
Merger Fund	Section 2.4(a)

Merger Sub	Preamble
National Security Laws	Section 8.13
No-Shop Period Start Date	Section 6.3(a)
OCI	Section 4.22(g)
Parent	Preamble
Parent Governmental Authorizations	Section 5.3
Parent Organizational Documents	Section 5.4
Parent Plan	Section 7.3(b)
Parent Termination Fee	Section 10.3(b)
Paying Agent	Section 2.4(a)
Per Share Merger Consideration	Section 2.3(b)
Premium Cap	Section 7.2(b)
Proxy Statement	Section 8.3(a)
Registered Company IP	Section 4.19(a)
Registration Rights Agreement	Section 4.5(c)
Regulation S-K	Section 4.11
Regulatory Adverse Effect	Section 8.1(e)
Representatives	Section 6.3(a)
Required Amount	Section 5.6
RRA Termination Agreement	Recitals
Share	Section 2.3(b)
Significant Stockholder	Recitals
Surviving Corporation	Section 2.2(b)
Transaction Litigation	Section 8.9
Uncertificated Shares	Section 2.3(b)
Voting Agreement	Recitals

Section 1.2 Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (a) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (c) references to Articles, Sections, clauses, paragraphs and Exhibits are to Articles, Sections, clauses, paragraphs and Exhibits of this Agreement unless otherwise specified; (d) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement; (f) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (g) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (h) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any Laws are to those Laws as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (j) references to any Person include the successors and permitted assigns of that Person; (k) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (l) references to “dollars” and “$” means U.S. dollars; (m) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (i) posted and made available to Parent and Merger Sub on the “Project Pinnacle” due diligence data site, hosted by Datasite LLC and maintained by the Company in connection with the Transactions, in each case, at least one (1) Business Day prior to the date of this Agreement; (ii) provided via electronic mail or in person at least one (1) Business Day prior to the date of this Agreement; or (iii) filed or furnished to the SEC and publicly available on the SEC’s EDGAR reporting system on or after February 10, 2020 and at least one (1) Business Day prior to the date of this Agreement; (n) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (o) the word “or” shall not be exclusive; and (p) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CLOSING; MERGER

Section 2.1 Closing. The closing of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signatures commencing at 8:00 a.m., Eastern time, on the third (3rd) Business Day after the date on which the last of the conditions set forth in Article IX to be satisfied or waived in writing (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver in writing of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived in writing by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”); provided, however, that notwithstanding such satisfaction or waiver of such conditions, if the Marketing Period has not yet concluded at the time of such satisfaction or waiver of such conditions, then the Closing shall instead take place at 8:00 a.m., Eastern time, on the date following such satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day as may be specified by Parent on no less than three (3) Business Days’ prior notice to the Company and (b) five (5) Business Days following the final day of the Marketing Period.

Section 2.2 The Merger. (a) Concurrently with the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other Filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or, to the extent permitted by Applicable Law, at such later time as Parent and the Company shall agree and as specified in the Certificate of Merger).

(b) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL, and the Merger shall have such other effects as provided in the DGCL (including Section 259 of the DGCL).

Section 2.3 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of any share of capital stock or other equity securities of the Company or the Merger Sub, or any other Person:

(a) All shares of Company Common Stock that are owned by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any Subsidiary of the Company immediately prior to the Effective Time shall remain unchanged at and after the Effective Time.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 2.3(a) and (ii) any Common Appraisal Shares as expressly set forth in Section 2.8) shall, at the Effective Time, be converted into the right to receive $10.05 in cash, without interest (the “Per Share Merger Consideration”), payable to the holder thereof in accordance with this Article II, less any withholding in accordance with Section 2.4(h) and subject to the provisions of Section 2.7. From and after the Effective Time, all Shares converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.3(b) shall cease to be outstanding and shall automatically be cancelled and retired, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such Share (a “Certificate”) or (ii) any Share that is uncertificated, whether held in book-entry form or otherwise (“Uncertificated Shares”), shall thereafter cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration in consideration for such Share in accordance with this Article II upon compliance with the applicable procedures set forth in this Article II. For the avoidance of doubt, shares of Company Common Stock held by the Company as treasury stock will not be considered to be “issued and outstanding” for purposes of this Section 2.3(b).

(c) All of the shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.4 Payment of Merger Consideration.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into a customary paying agent agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) and shall deposit with the Paying Agent for the benefit of the holders of shares of Company Common Stock cash in an aggregate amount necessary to pay the Per Share Merger Consideration to each such holder (such cash provided to the Paying Agent, hereinafter referred to as the “Merger Fund”). The Paying Agent shall deliver the Per Share Merger Consideration to be paid pursuant to Section 2.3 out of the Merger Fund. Except as provided in Section 2.4(g), the Merger Fund shall not be used for any other purpose.

(b) Payment Procedures.

(i) Certificates. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day following the Closing Date, to each holder of record of a Certificate formerly representing Shares that were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.3(b), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (2) instructions for use in effecting the surrender of such Certificate in exchange for the aggregate Per Share Merger Consideration in respect thereof. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the aggregate Per Share Merger Consideration in respect thereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of any Shares represented by a Certificate that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name such Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Uncertificated Shares. As soon as reasonably practicable after the Effective Time and in any event no later than the third (3rd) Business Days following the Closing Date, Parent shall cause the Paying Agent to mail or otherwise provide to each holder of Uncertificated Shares held in book-entry form that were converted into a right to receive the Per Share Merger Consideration pursuant to Section 2.3(b), (1) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to each Uncertificated Share, only upon delivery of an “agent’s message” regarding the book-entry transfer of such Uncertificated Share (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (2) instructions for use in effecting the surrender of such Uncertificated Shares in exchange for the aggregate Per Share Merger Consideration in respect thereof. Upon surrender to the Paying Agent of such Uncertificated Shares by book-receipt of an “agent’s message” in accordance with the terms of such letter of transmittal, and such other documents as may reasonably be required by the Paying Agent, the holder of such Uncertificated Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the aggregate Per Share Merger Consideration in respect thereof. As soon as reasonably practicable after the Effective Time and in any event no later than the third (3rd) Business Days following the Closing Date, Parent shall cause the Paying Agent to pay and deliver to each holder of any Uncertificated Shares that are not held in book-entry form that were converted into a right to receive the Per Share Merger Consideration the aggregate Per Share Merger Consideration in respect of such Uncertificated Shares, as well as appropriate materials advising each such holder of the completion of the Closing. No interest shall be paid or accrue on any cash payable upon conversion of any Uncertificated Shares.

(c) The Per Share Merger Consideration paid in accordance with the terms of this Section 2.4 upon the surrender of the Certificates or, in accordance with Section 2.4(b)(ii), in the case of the Uncertificated Shares, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificate or Uncertificated Shares, as applicable. After the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificates formerly representing Shares or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.4.

(d) Any portion of the Merger Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of Shares on the sixth-month anniversary of the Effective Time shall, subject to any abandoned property, escheat or similar Applicable Law, be delivered to the Surviving Corporation, upon demand, and any former holders of Shares who have not theretofore complied with this Section 2.4 shall thereafter look only to the Surviving Corporation for payment of its claim for the Per Share Merger Consideration.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any Per Share Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue the Per Share Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

(g) The Paying Agent shall invest the Merger Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Shares. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Shares; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Shares pursuant to this Section 2.4. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(h) Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Applicable Law. Any amount deducted or withheld pursuant to this Section 2.4(h) and paid over to the relevant Taxing Authority shall be treated as having been paid to the holder of Shares in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.5 Treatment of Company Warrants. Each Company Warrant issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall become a warrant of the Surviving Corporation pursuant to the terms of the Warrant Agreement and shall thereafter become subject to the provisions of Section 8.2.

Section 2.6 Company Equity Awards.

(a) Company Restricted Stock Units. Each equity award in the form of restricted stock units which vest based solely upon continued employment or service that is outstanding under the Company Stock Plan or otherwise (each, a “Company RSU Award”) as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled (automatically by virtue of the Merger in accordance with resolutions adopted pursuant to Section 2.6(c) and without any action on the part of the holder thereof) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the end of the first regular payroll cycle commencing after the Effective Time or, to the extent any amount constitutes nonqualified deferred compensation under Section 409A of the Code, at the earliest time following such first regular payroll cycle that will not trigger a tax or penalty under Section 409A of the Code), an amount in cash equal to (i) the total number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.

(b) Company Performance Restricted Stock Units. Each equity award in the form of restricted stock units with respect to which vesting is contingent upon the attainment of a performance goal or goals that is outstanding under the Company Stock Plan or otherwise (each, a “Company PSU Award”) as of immediately prior to the Effective Time, to the extent unvested, shall vest at the greater of target or actual performance through the Closing (as determined by the Board of Directors of the Company (or a committee thereof) in good faith in accordance with the terms of the applicable Company PSU Award, as in effect on the date of this Agreement, and after reasonable consultation with Parent), and such vested Company PSU Award shall be cancelled (automatically by virtue of the Merger in accordance with resolutions adopted pursuant to Section 2.6(c) and without any action on the part of the holder thereof or the parties hereto) and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than the end of the first regular payroll cycle commencing after the Effective Time or, to the extent any amount constitutes nonqualified deferred compensation under Section 409A of the Code, at the earliest time following such first regular payroll cycle that will not trigger a tax or penalty under Section 409A of the Code), an amount in cash equal to (i) the total number of shares of Company Common Stock underlying such vested Company PSU Award immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, without interest and less applicable Taxes required to be withheld with respect to such payment.

(c) Board Actions. Prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.6.

Section 2.7 Adjustments. Without limiting or affecting any of the provisions of Section 6.1 or Section 7.1, if, during the period between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of Shares (including Company RSU Awards and Company PSU Awards) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.7 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.8 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Common Appraisal Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.3(b), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Common Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Per Share Merger Consideration as provided in Section 2.3(b).

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Shares and Parent shall have the right to participate in and direct all negotiations and legal or administrative Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment prior to the Effective Time with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.9 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any Contracts, deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, as applicable, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, in each case solely to the extent contemplated by this Agreement, the Ancillary Agreements and the Transactions.

ARTICLE III

ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS

Section 3.1 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth on Exhibit A. From and after the Effective Time, the certificate of incorporation of the Company as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or in accordance with Applicable Law. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to conform to the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the corporation reflected therein shall be “PAE Incorporated.” From and after the Effective Time, the bylaws of the Company as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or in the Certificate of Incorporation or in accordance Applicable Law.

Section 3.2 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of the Merger Sub shall be the directors of the Surviving Corporation and (b) the officers of the Company shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.5, except (a) as disclosed in any publicly available Company SEC Document filed with the SEC on or after February 10, 2020 and at least two (2) Business Days prior to the date of this Agreement (other than any disclosure contained in any part of any Company SEC Document entitled “Risk Factors” or “Cautionary Statement about Forward Looking Statements” or any other disclosures in any Company SEC Document that are cautionary, predictive or forward-looking in nature) or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent that:

Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate powers required to own, lease and operate all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).

Section 4.2 Corporate Authorization.

(a) Assuming the accuracy of the representations in Section 5.10, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, are within the corporate powers of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy of the representations in Section 5.10, the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote approving and adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company, and each of the Ancillary Agreements to which the Company is a party, has been (or will be) duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b) At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Merger); (iii) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders; and (iv) recommending approval and adoption of this Agreement (including the Merger) by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.3, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation by the Company of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or National Security Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq; (d) the Consents set forth on Section 4.3 of the Company Disclosure Letter; and (e) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (clauses (a) through (e), collectively “Company Governmental Authorizations”).

Section 4.4 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation of the Transactions, do not and will not (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents; (b) assuming compliance with the matters referred to in Section 4.3 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.3 and receipt of the Company Stockholder Approval, require any Consent or other action by any Person, or give rise to a right of payment under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Company Material Contract binding upon the Company or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, the Company or any of its Subsidiaries or any of its or their respective assets or businesses; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company as of October 18, 2021 consists of (x) 200,000,000 shares of Company Class A Common Stock, (y) 10,000,000 shares of Company Class F Common Stock and (z) 1,000,000 shares of preferred stock, par value $0.0001 (“Company Preferred Stock”). As of October 18, 2021, there were issued and outstanding (i) 93,117,234 shares of Company Class A Common Stock (none of which is subject to vesting conditions or is treasury stock or is owned by the Company or any of its Subsidiaries); (ii) no shares of Company Class F Common Stock; (iii) no shares of Company Preferred Stock; (iv) Company RSU Awards with respect to an aggregate of 1,370,814 shares of Company Common Stock; (v) Company PSU Awards with respect to an aggregate maximum of 1,590,871 shares of Company Common Stock; (vi) 4,000,000 shares of Company Class A Common Stock issuable if the price of Company Class A Common Stock trading on Nasdaq exceeds certain thresholds; (vii) 3,109,660 additional shares of Company Class A Common Stock were reserved for issuance pursuant to the Company Stock Plan; and (viii) (1) 19,999,985 warrants exercisable for 19,999,985 shares of Company Class A Common Stock at an exercise price of $11.50 per whole share (of which 13,333,319 were Public Warrants (as defined in the Warrant Agreement) and 6,666,666 were Private Warrants (as defined in the Warrant Agreement)) (the “Company Warrants”). Except as otherwise set forth in this Section 4.5(a) and for changes since October 18, 2021 resulting from the vesting and settlement of Company Equity Awards outstanding on such date in accordance with their applicable terms as in effect on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, profits interests, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(b) All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all applicable state and federal securities Law and free of preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar rights, arrangements, commitments or restrictions. All Company Equity Awards have been issued pursuant to the Company Stock Plan. No Subsidiary of the Company owns any shares of capital stock of the Company. The Company has furnished to Parent a true, correct and complete list of all outstanding Company Equity Awards as of October 18, 2021, including with respect to each such equity award, the holder, date of grant, vesting schedule, whether subject to performance conditions, number of shares of Company Common Stock subject to such award (assuming both target and maximum performance levels were achieved, if applicable). For each such Company Equity Award, the Company has furnished to Parent a form of award agreement substantially similar in all material respects to the individual award agreement governing the terms of such

Company Equity Award. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Each outstanding Company Equity Award may, by its terms, be treated as set forth in Section 2.6. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities, other than the Investor Rights Agreement. The Company is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(c) There are no stockholders agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the capital stock or other equity interests of the Company, other than the Investor Rights Agreement and the Restated Registration Rights Agreement dated February 10, 2020, by and among the Company, Gores Sponsor III LLC, Randall Bort, William Patton, Jeffrey Rea and certain stockholders of Shay Holding Corporation (the “Registration Rights Agreement”). None of the Company or any Subsidiaries of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect, except for the rights contained in the Registration Rights Agreement.

(d) The shares of Company Common Stock owned by the Significant Stockholder, and subject to the Voting Agreements, represent approximately 22.5% of the issued and outstanding shares of Company Common Stock as of October 18, 2021, based on the total number of shares of Company Common Stock issued and outstanding on that date as set forth in Section 4.5(a) of this Agreement. No Subsidiary of the Company owns any shares of Company Common Stock.

Section 4.6 Subsidiaries and Joint Ventures.

(a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.6(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company as of the date of this Agreement, and its jurisdiction of incorporation or organization.

(b) All of the issued and outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, the Company Minority Owned JVs, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

(c) Section 4.6(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each entity, joint venture, profit-sharing arrangement, partnership, strategic alliance or similar venture in which the Company owns, directly or indirectly, fifty percent (50%) or less of the outstanding equity interests or other securities (the “Company Minority Owned JVs”), together with their jurisdiction of incorporation or organization, as applicable; provided, however, that any Subsidiary of a Company Minority Owned JV shall not constitute a Company Minority Owned JV. To the knowledge of the Company, each Company Minority Owned JV is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, each Company Minority Owned JV is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the issued and outstanding capital stock or other voting securities of, or ownership interests in, or other securities of, each Company Minority Owned JV owned by the Company, directly or indirectly, are so owned free and clear of any Lien.

Section 4.7 Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a) The Company and each of its Subsidiaries have timely filed with or furnished all material reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since the Measurement Date (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) with the SEC, and have paid all material fees and assessments due and payable in connection therewith.

(b) As of its filing date, each Company SEC Document filed since the Measurement Date and prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representation and warranty set forth in Section 5.7 is true and correct) will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed since the Measurement Date and prior to the date of this Agreement did not, and each Company SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representation and warranty set forth in Section 5.7 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Company SEC Documents.

(d) The Company is, and since the Measurement Date has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed and sufficient to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, (ii) that material receipts and expenditures of the Company are being made in accordance with appropriate authorizations of management or the Board of Directors of the Company (as applicable) and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Company that could have a material effect on the Company’s consolidated financial statements. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true, correct and complete summary of any disclosure of the type described in the preceding sentence made by the Company’s principal executive officer and principal financial officer to the Company’s auditors and audit committee of the Board of Directors of the Company since the Measurement Date.

(g) Since the Measurement Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true, correct and complete.

Section 4.8 Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (i) complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and (ii) present fairly, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries. The books, records and accounts of the Company have been maintained in material compliance with applicable legal and accounting requirements and in accordance with sound business practices, and such records are accurate in all material respects and reflect actual, bona fide transactions.

(b) From the Measurement Date to the date of this Agreement, and with the exception of audits and reviews conducted in the ordinary course of business arising under or related to a Government Contract, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.9 Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement which relate to Parent and its Subsidiaries, including Merger Sub, or were not supplied by or on behalf of the Company.

Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement:

(a) The business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business.

(b) There has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.1(b).

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(b) of Regulation S-K promulgated under the Securities Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.12 Litigation. There is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of the Company or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would reasonably be expected to be before) any Governmental Authority, that (a) has had or would reasonably be expected to have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole, (b) as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Transactions or (c) would have a material adverse effect on the ability of Parent to operate the business of the Company and its Subsidiaries immediately following the Closing in substantially the same manner as operated by the Company prior to the Closing. There is no settlement or similar agreement that imposes any material ongoing obligations or restrictions on the Company or any of its Subsidiaries. There is no Order outstanding or threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole, under which the Company or any of its Subsidiaries has any material ongoing obligations or restrictions, or that would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

Section 4.13 Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold, and since the Measurement Date have held, all governmental Consents necessary for the operation of their respective businesses as currently conducted (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are and since the Measurement Date, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of the Company, threatened that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14 Compliance with Applicable Laws. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries are, and since the Measurement Date have been, in material compliance with all Applicable Laws and are not, and since the Measurement Date have not been, in default under or in violation of any Applicable Laws.

(b) neither the Company nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

(c) except as set forth in Section 4.14(c) of the Company Disclosure Letter:

(i) the Company, each of its Subsidiaries, and each of their respective directors, officers, employees, and agents, representatives, sales intermediaries and any other Third Party acting on their behalf, has, (A) since the Measurement Date, complied with all applicable Specified Business Conduct Laws (other than the Laws referred to in clause (c) of the definition of Specified Business Conduct Laws) and (B) since January 1, 2016, complied with all Applicable Laws referred to in clause (c) of the definition of Specified Business Conduct Laws;

(ii) since the Measurement Date, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees has been, subject to any actual, pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries, in any way relating to any applicable Specified Business Conduct Laws;

(iii) neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other Third Party acting on their behalf is a Sanctioned Person;

(iv) since the Measurement Date, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, agents, representatives, sales intermediaries or any other Third Party acting on their behalf, has engaged in any dealings, transactions, activity or conduct with, involving or for the benefit of, any Sanctioned Person in violation of the Specified Business Conduct Laws; and

(v) no officer, director or employee of the Company or any of its Subsidiaries is a Government Official.

(d) The Company and its Subsidiaries and Affiliates have in place policies, procedures and controls that are reasonably designed to promote compliance with any applicable Specified Business Conduct Laws.

Section 4.15 Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each of the following Contracts, excluding any Government Contracts, to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or its or their assets are bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which the Company, any of its Subsidiaries or its or their assets become bound after the date of this Agreement, including any amendments, modifications or supplemented thereto, a “Company Material Contract”):

(i) any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K;

(ii) promissory notes, loan agreements, guarantees, indentures, evidences of Indebtedness or other instruments (in the case of letters of credit, bankers’ acceptances, surety bonds, performance bonds and similar instruments, whether or not drawn) providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to the obligations, liabilities or Indebtedness of any other Person, or any agreement pursuant to which the Company or any of its Subsidiaries granted a Lien on any of its or their assets, whether tangible or intangible, to secure any Indebtedness, in each case in a principal amount in excess of $1,000,000;

(iii) any Contract for the sale by the Company or any of its Subsidiaries of goods, services, equipment or supplies that provides for, or is reasonably expected to result in, annual net revenues to, or annual net payments by, the Company and its Subsidiaries, as applicable, in excess of $5,000,000 in the fiscal year ending December 31, 2021 or resulted in such revenues or payments of at least such applicable amount in the fiscal year ended December 31, 2020 (other than any such Contract for which the Company or its Subsidiaries has a standard form agreement but that does not deviate (except with respect to the amounts payable thereunder) from such form agreement);

(iv) any Contract restricting the payment of dividends or the making of distributions to stockholders of the Company or any of its Subsidiaries or the repurchase of stock or other equity of the Company;

(v) any Contract that would require the disposition of any assets or line of business of the Company or its Subsidiaries as a result of the consummation of the Merger;

(vi) (A) any joint venture, partnership, strategic alliance, collaboration or other similar agreements with a third party that is material to the business of the Company and its Subsidiaries, taken as a whole and (B) any Contract relating to any Company Minority Owned JV or any other non-wholly owned Subsidiaries;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries receives from any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than licenses with respect to non-customized Software that is generally available and licensed pursuant to standard commercial terms or pursuant to which use, commercial exploitation, assignability or enforcement of any Intellectual Property owned by the Company and its Subsidiaries is limited, restricted or prohibited, including territorial restrictions, field of use limitations, covenants not to sue and non-competition restrictions;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(ix) any Related Party Contract;

(x) any Contract involving the settlement of any action or threatened action (or series of related actions) that will, after the date hereof, (1) involve payments in excess of $500,000, (2) involve equitable or injunctive relief on, or the admission of wrongdoing by the Company or any of its Subsidiaries or (3) impose material monitoring or reporting obligations outside the ordinary course of business;

(xi) any Contract that is a lease of real or personal property that requires annual rent or other payments by lessee in excess of $250,000 to which the Company or any of its Subsidiaries is a party, as lessee, with the exception of any leases for which costs are directly reimbursable under a Government Contract with the U.S. government and for which the period of performance of the lease aligns to the length of the lease;

(xii) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries (other than any such Contracts that are terminable by the Company or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice); and

(xiii) any Contract that relates to the acquisition or disposition of any Person, business or asset (other than any Contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which the Company or its Subsidiaries have a material continuing obligation, including any material “earn-out” or similar contingent payment obligation or indemnity obligation.

(b) All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms; provided that if such termination is at the option of the Company or any of its Subsidiaries, such termination must be in the ordinary course of business), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract, except such terminations or challenges that have not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that have not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company and its Subsidiaries, taken as a whole. Any written notices of default or written notices of termination (or written summaries of any such oral notices) in respect of the Company Material Contracts have been made available to Parent.

Section 4.16 Taxes.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(ii) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (1) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (2) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii) There is no Proceeding (including an audit) pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv) There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax pending or in progress between the Company or any of its Subsidiaries and any Taxing Authority.

(v) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(vi) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (nor to the knowledge of the Company is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested, or in the process of being contested, in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP.

(vii) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not pay Taxes or file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than its country of its organization, in each case, where it is required to file an income Tax Return and does not file such Tax Return.

(viii) Neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, or (2) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor.

(ix) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other the contracts entered into in the ordinary course of business the primary purpose of which is not Taxes).

(x) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(xi) Neither the Company nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(xii) Neither the Company nor any of its Subsidiaries will be required to include any amount of taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing

Date as a result of any (1) change in method of accounting adopted prior to the Closing, (2) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (3) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (4) installment sale or open transaction disposition made prior to the Closing, or (5) prepaid amount received or deferred revenue recognized prior to the Closing, other than in the ordinary course of business.

(b) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2017 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(c) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) Neither the Company nor any of its Subsidiaries has applied for or received any relief from Taxes under a COVID-19 Measure, including by claiming an employee retention credit, and has not applied for or received any loan under the Paycheck Protection Program under the CARES Act.

Section 4.17 Company Employee Plans. (a) Section 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each material Company Employee Plan. For each material Company Employee Plan, the Company has made available to Parent a copy of such Company Employee Plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (if applicable): (i) each trust, insurance or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Forms 5500; (iv) the most recent favorable determination or opinion letter from the IRS; and (v) the most recently prepared actuarial reports and financial statements in connection with each such Company Employee Plan.

(b) Except for those Employee Plans set forth on Section 4.17(b) of the Company Disclosure Letter, none of the Company, its Subsidiaries, or their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has or could reasonably be expected to have any liability with respect to, or has since January 1, 2015, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability with respect to, (i) any Employee Plan that is or was subject to Title IV of ERISA or Section 412 of the Code or is or was otherwise a defined benefit pension plan, (ii) a “multiple employer plan” (within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code), (iii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) that is subject to Title IV of ERISA (each a “Company Multiemployer Plan”), or (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that could reasonably be expected to present a risk to the Company of incurring any such liability; (ii) the Company and each ERISA Affiliate thereof have timely made all contributions and payments required to be made by such entity to each Company Multiemployer Plan, including under the terms of the applicable Collective Bargaining Agreement, participation agreement, or Company Multiemployer Plan trust agreement or other governing document that governs such contribution obligation; and (iii) neither the Company nor any ERISA Affiliate thereof has incurred any liability on account of a “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Company Multiemployer Plan (including as a result of the Transactions).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Employee Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Employee Plan or related trust.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company U.S. Plan and its related trust, insurance contract or other funding vehicle has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) the Company and each of its Subsidiaries is in compliance with all Applicable Law with respect to any Company Employee Plan; (iii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC; (iv) each Company International Plan has been maintained in compliance with its terms and all Applicable Law; and (v) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Employee Plan have been paid or accrued in accordance with the terms of such Company Employee Plan, GAAP and Section 412 of the Code (or any comparable provision under non-U.S accounting guidelines or Applicable Law). Except as fully accrued or reserved on the Company’s financial statements in accordance with GAAP (or comparable non-U.S. accounting guidelines), there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities with respect to any Company Employee Plan, as applicable.

(f) With respect to each current or former Company Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; (iii) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend or terminated any Company Employee Plan; or (iv) result in any amount being (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law and reimbursements for such coverage).

(h) Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code.

Section 4.18 Company Service Providers and Labor Matters.

(a) Except as has not had and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the Measurement Date have been, in compliance with Applicable Laws relating to labor and employment, including employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation. Except as has not had and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there are no Proceedings pending or, to the knowledge of the Company, threatened to be filed by or concerning any current or former employee regarding such labor and employment Laws. Neither the Company nor any of its Subsidiaries have received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to any such labor and employment Laws.

(b) Since the Measurement Date, (i) no allegations of sexual harassment, sexual abuse, or other sexual misconduct have been made against any officer or director of the Company or any of its Subsidiaries and (ii) there are no Proceedings pending or, to the knowledge of the Company, threatened related to any allegations of sexual harassment, sexual abuse, or other sexual misconduct by any officer or director of the Company or any of its Subsidiaries. Since the Measurement Date, neither the Company nor any of its Subsidiaries or Affiliates have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer or director of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is, or has been, a party to or subject to, or is currently negotiating in connection with entering into any Collective Bargaining Agreement, and there have not been any, and to the knowledge of the Company there are no threatened, organizational campaigns or other unionization activity seeking recognition of a collective bargaining unit. Except as has not had and would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its

Subsidiaries before the National Labor Relations Board or any other Governmental Authority and there are no union grievances against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that could reasonably be expected to result in an adverse determination. There is, and since the Measurement Date that has been, no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(d) The Company and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with WARN and has no liabilities thereunder. Neither the Company nor any of its Subsidiaries has taken any action during the 90-day period prior to the date hereof, or will take any action, that would reasonably be expected to cause Parent or any of its Affiliates or the Surviving Corporation or its Affiliates to have any liability following the Closing Date under WARN.

(e) The Company and each of its Subsidiaries has taken commercially reasonable steps to minimize potential workplace exposure in light of COVID-19.

Section 4.19 Intellectual Property and Information Technology.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by or registered in the name of the Company or any of its Subsidiaries (“Registered Company IP”). The Registered Company IP is subsisting and has not been abandoned, cancelled, lapsed or expired, and excluding any pending applications contained therein, to the knowledge of the Company, is valid and enforceable.

(b) The Company and its Subsidiaries own all right, title and interest in and to the Company Owned IP free and clear of all Liens (other than Permitted Liens). The Company Owned IP has not been the subject of any Proceeding challenging its validity, enforceability, ownership or otherwise seeking to cancel or narrow the scope thereof. The Company and its Subsidiaries own or have valid rights to use all Intellectual Property used, held for use in or necessary for their respective businesses, as currently conducted (collectively, the “Company IP”). The foregoing representation and warranty is not intended to be a representation or warranty regarding the absence of infringement, misappropriation or other violation of Intellectual Property, which is addressed in Section 4.19(c) below.

(c) (i) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries, and, to the knowledge of the Company, the operations of the businesses (including the products and services) of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) there are no pending or threatened written claims by the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Company Owned IP and to the knowledge of the Company, no Third Party has since the Measurement Date, infringed, misappropriated or otherwise violated any material Company Owned IP in any respect.

(d) To the knowledge of the Company, the Company and its Subsidiaries do not use any open source Software in a manner that would (i) violate any license agreements applicable to such Software, (ii) grant or purport to grant to any Person any rights to or immunities under any of the Company Owned IP, (iii) require the disclosure of source code associated with any Company Owned IP or (iv) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Company Owned IP independent of such Software.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence (i) all Trade Secrets and confidential information and data, including with respect to Company Owned IP of a confidential and proprietary nature and (ii) third party confidential information that the Company or its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement.

(f) To the extent that Company Owned IP was either conceived or first reduced to practice in performance of any Contract funded by a Governmental Authority or developed (in whole or in part) with funding (directly or indirectly) from a Governmental Authority, the Company and its Subsidiaries have timely made all required invention disclosures with respect to Registered Company IP developed with funding from a Governmental Authority. To the knowledge of the Company, no Governmental Authority, or other Person on behalf of any Governmental Authority, has received unlimited rights or government purpose rights (as each term is defined in DFARS 52.227-7014) or broader rights in any Company Owned IP.

(g) Software included in the Company IP that has been provided to customers is substantially is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation and samples therefor. The consummation of the transaction(s) contemplated by this Agreement will not violate any representations or commitments made by the Company nor any of its Subsidiaries with respect to the protection of confidential or Personal Information.

(h) Reserved.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the Company and its Subsidiaries’ business complies with all Applicable Law and written contractual requirements governing privacy and data protection, and each of the Company and its Subsidiaries have adequate security measures in place to protect, from unauthorized access, acquisition, interruption, alteration, modification, or use by any parties, all personal data currently under its control or in its possession, or that it presently proposes to maintain under its control or in its possession; (ii) the Company and each of its Subsidiaries have taken commercially reasonable actions, consistent with industry standards, to monitor and protect the confidentiality, integrity, availability, operation and security of the Company IT Systems, including implementing and maintaining appropriate backup, business continuity and disaster recovery policies, procedures and facilities and Software support arrangements; (iii) the Company and each of its Subsidiaries maintain a written information security program that prescribes procedures for implementing such program and (iv) the Company and its Subsidiaries have conducted commercially reasonable data security testing or audits and have resolved or remediated any material data security issues or vulnerabilities identified.

(j) The Company and each of its Subsidiaries is in material compliance with (i) all of its binding policies relating to privacy, data protection or the collection, use, storage, processing, transfer or disclosure of Personal Information; (ii) all Applicable Laws relating to privacy, data breach notification, or the protection, security, use, destruction or transfer of Personal Information; (iii) all applicable payment card industry data security standards and (iv) all of its contractual obligations regarding Personal Information. No Person has claimed in writing that the Company or any of its Subsidiaries has engaged in any information or data privacy violation or otherwise made written claims of any privacy violation or data security breach, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries suffered any breach in security that has resulted in unauthorized access to, disclosure of, or use of Personal Information (including any malfunction, cyber-attacks or other material disruption or impairment).

Section 4.20 Environmental Matters. The Company has made available all material audits, investigations and sampling or similar reports with respect to the Company and its Subsidiaries that are in its possession or control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except (x) as set forth in Section 4.20 of the Company Disclosure Letter or (y) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries is, and has been since the Measurement Date, in compliance with all Environmental Laws;

(b) the Company and each of its Subsidiaries possesses and is, and has been since the Measurement Date, in compliance with all applicable Environmental Permits and all such Environmental Permits are valid and in good standing;

(c) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or operations;

(d) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, the Company or any of its Subsidiaries; and

(e) neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of the Company, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in an Environmental Claim or Environmental Liability related to the Company or any of its Subsidiaries.

Section 4.21 Insurance. Section 4.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, cyber, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries and relating to the assets, business, operations, employees, officers, directors and managers of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”). Such Company Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Company Insurance Policies. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Company Insurance Policy. The Company Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries. All such Company Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the knowledge of the Company, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or its Subsidiaries pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy.

Section 4.22 Government Contracts.

(a) Section 4.22(a) of the Company Disclosure Letter sets forth a list of each Government Contract the period for performance of which has not yet expired or been terminated or remains subject to final contract closeout or audit (collectively, the “Current Government Contracts”) as of the date hereof that involves aggregate payments to the Company or any of its Subsidiaries that are reasonably expected to be in excess of $25,000,000. To the knowledge of the Company, each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against the parties thereto, and each Current Government Contract was awarded in compliance with Applicable Law. Since the Measurement Date, no Current Government Contract was awarded to the Company or any of its Subsidiaries based on the status of the Company or any of its Subsidiaries as a small business concern as defined in FAR 2.101. Section 4.22(a) of the Company Disclosure Letter sets forth a list of each Government Bid of the Company or any of its Subsidiaries for which an award has not been issued as of the date hereof and which is pending and, if accepted, would result in a Government Contract that involves aggregate payments to the Company or any of its Subsidiaries that are reasonably expected to be in excess of $25,000,000.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)	as of the date hereof, no Current Government Contract or Government Bid is the subject of bid or award protest proceedings;

(ii)

since the Measurement Date, the Company has complied with the terms and conditions of, and the Applicable Law related to, each Government Contract and Government Bid, as applicable, including without limitation the FAR;

(iii)

during the two (2)-year period immediately prior to the date of this Agreement, neither the applicable Governmental Authority nor any prime contractor or subcontractor has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries have, or are alleged to have, breached or violated any Applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Government Contract or Government Bid; and

(iv)

from the Measurement Date, the Company has not made any mandatory or voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of Applicable Law, arising under or relating to a Government Contract.

(c) Neither the Company, nor any of its Subsidiaries, nor any of their Principals (as defined in FAR 2.101) is, or has been from the Measurement Date, suspended, debarred, proposed for debarment, found to be nonresponsible, declared ineligible, or otherwise excluded from doing business with a Governmental Authority; no suspension or debarment actions (to include proposed actions) have been commenced or threatened against the Company, any of its Subsidiaries, or any of their Principals; and to the knowledge of the Company, no facts or circumstances exists that could reasonably be expected to warrant the institution of suspension or debarment proceedings against the Company, any of its Subsidiaries, or any of their Principals.

(d) Since the Measurement Date, neither the Company nor any of its Subsidiaries has received any notice of termination with respect to any Current Government Contract.

(e) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing review, audit or other investigation related to a Current Government Contract that, to the knowledge of the Company, could reasonably be expected to result in payment by, or liability of, the Company in excess of $500,000.

(f) To the knowledge of the Company, no facts or circumstances related to any Government Contract or Government Bid exist that would reasonably be expected to give rise to a claim for fraud against the Company, any of its Subsidiaries, or any of their principals (as defined in FAR 2.101) under any Applicable Law. Since the Measurement Date, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to liability under the federal False Claims Act or similar state statute.

(g) To the knowledge of the Company, there is no work or future business opportunity from which the Company or any of its Subsidiaries is currently limited, prohibited, or otherwise restricted from performing or bidding, due to an Organizational Conflict of Interest (“OCI”) as defined in FAR 2.101, contract terms or provisions related to OCIs, or an OCI mitigation plan submitted by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is otherwise subject, in connection with any Current Government Contract.

(h) Since the Measurement Date, neither the Company nor any of its Subsidiaries has received any adverse or negative past performance evaluations, reports or ratings, in connection with any Government Contract or Government Bid, that would reasonably be expected to have a material adverse effect on the evaluation of future Government Bids submitted by the Company or any of its Subsidiaries.

(i) The Company and its Subsidiaries hold all facility and personnel security clearances reasonably necessary to conduct the business of the Company and its Subsidiaries and perform all Current Government Contracts and the reasonably anticipated terms of any Government Contracts that would result from any pending Government Bids. To the knowledge of the Company, there are no events, conditions, acts, omissions, or other causes that would reasonably be expected to give rise to any revocation of any facility security clearance or similar accreditation of the Company or any of its Subsidiaries, as applicable, or revocation of any personnel security clearance held by any Principal (as defined in FAR 2.101).

(j) All material Company Owned IP delivered by the Company or any of its Subsidiaries in performance of any Government Contract has included the proper restrictive legends, such as “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special License Rights,” as defined in the FAR or DFARS.

Section 4.23 Properties.

(a) Section 4.23 of the Company Disclosure Letter sets forth the address of each real property leased by the Company and its Subsidiaries pursuant to a lease, sublease or license with a base annual rent in excess of $250,000 with the exception of any lease, sublease or license for which costs are directly reimbursable under a Government Contract with the U.S. government and for which the period of performance of the lease aligns to the length of the lease (the “Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries has a valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Liens, (ii) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any Leased Real Property is a valid and binding agreement of the Company or such of its Subsidiaries, as the case may be, is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any such lease, sublease or license, (iii) the Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person any material right to use or occupy any Leased Real Property or portion thereof, (iv) to the knowledge of the Company, there is no existing material condemnation or other proceeding in eminent domain, or any proceeding pending or threatened in writing, affecting any portion of the Leased Real Property and (v) the Leased Real Property is in good repair, free of defects and is otherwise adequate and sufficient to permit the continued use of such Leased Real Property in the manner and for the purposes to which it is presently devoted. The Company and its Subsidiaries do not own any real property.

(b) The Company and each of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than Permitted Liens and the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Company and its Subsidiaries: (i) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Company and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted; and (ii) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition and free of material defects, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.24 Transactions with Affiliates. Assuming the accuracy of the representations and warranties set forth in Section 5.7, since the Measurement Date, there have been no transactions or series of related transactions or Contracts (including Related Party Contracts) in effect, nor are there any currently proposed transactions or series of related transactions or Contracts (including Related Party Contracts), that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.25 Antitakeover Statutes. Neither the restrictions on business combinations set forth in Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” or “moratorium” or Laws enacted under U.S. state or federal Laws apply to this Agreement, any Ancillary Agreement or any of the Transactions.

Section 4.26 Opinion of Financial Advisors. The Board of Directors of the Company has received an opinion from each of Morgan Stanley & Co. LLC and Raymond James & Associates, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth in the written opinion, the Per Share Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, as applicable, Parent and its Affiliates).

Section 4.27 Finders’ Fees. Except for Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 4.28 No Rights Plan. As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject or a party or by which the Company or any of its Subsidiaries is otherwise bound.

Section 4.29 No Other Company Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with Section 11.5 and the introduction to this Article IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Letter in accordance with Section 11.5 and the introduction to Article V) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 11.5, except as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company that:

Section 5.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where failure to be so qualified or licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No vote or other approval of the stockholders of Parent is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of any Applicable Law, the organizational documents of Parent, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent or Merger Sub is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b) At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions approving, adopting and declaring advisable this Agreement and the Transactions. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the Transactions (including the Merger and the Financing); (ii) directing that this Agreement be submitted for approval and adoption by the sole stockholder of Merger Sub; and (iii) recommending approval and adoption of this Agreement (including the Merger) by the sole stockholder of Merger Sub. The Board of Directors of neither Parent nor Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

(c) Merger Sub is a direct, wholly owned Subsidiary of Parent. The copies of the articles of incorporation and bylaws of Merger Sub that were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 5.3 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws or National Security Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq; (d) the Consents set forth on Section 5.3 of the Parent Disclosure Letter; and (e) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (clauses (a) through (e), collectively the “Parent Governmental Authorizations”).

Section 5.4 Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming approval of Parent in its capacity as sole stockholder of Merger Sub, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of this Agreement

(the “Parent Organizational Documents”); (b) assuming compliance with the matters referred to in Section 5.3 and approval of Parent in its capacity as sole stockholder of Merger Sub, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; or (c) assuming compliance with the matters referred to in Section 5.3 and approval of Parent in its capacity as sole stockholder of Merger Sub, require any Consent or other action by any Person, or give rise to a right of notice or payment under, any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental Consents (including Consents required by Contract) affecting, or relating in any way to, Parent or any of its Subsidiaries or any of its or their respective assets or businesses.

Section 5.5 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, before (or, in the case of threatened Proceedings, that would reasonably be expected to be before) any Governmental Authority, that (a) has had or would reasonably be expected to have, individually or in the aggregate, a material effect on Parent and its Subsidiaries, taken as a whole, (b) as of the date hereof, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay any of the Transactions, or (c) would, or would reasonably be expected to, prevent, enjoin, alter or materially delay any of the Transactions.

Section 5.6 Sufficient Funds. Assuming (a) the satisfaction of the conditions in Section 9.1 and Section 9.2 and (b) each of the Financing and the Equity Financing is funded in accordance with the terms and conditions of the Commitment Letter and the Equity Commitment Letter, respectively, upon funding of the Financing and the Equity Financing, Parent will have on the Closing Date available cash on hand or other immediately available funds sufficient to fund all of the amounts required to be paid by Parent and Merger Sub on the Closing Date for the consummation of the Transactions, including payment of the Per Share Merger Consideration and all fees and expenses payable by Parent and Merger Sub on the Closing Date related to the Transactions (collectively, the “Required Amount”). Parent has delivered to the Company a true, correct and complete fully executed copy of the Commitment Letter and the Equity Commitment Letter, each dated the date hereof. There are no conditions precedent related to the funding of the Financing and the Equity Financing, other than as expressly set forth in the Commitment Letter, the Equity Commitment Letter and this Agreement, as applicable.

Section 5.7 Disclosure Documents. The information relating to Parent and Merger Sub or any of their respective Subsidiaries that is provided by Parent, Merger Sub, any of their Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.7, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement which relate to the Company and its Subsidiaries or were not supplied by or on behalf of Parent and/or Merger Sub.

Section 5.8 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub or any of their Subsidiaries who might be entitled to any fee or commission from Parent or Merger Sub or any of their Subsidiaries in connection with the Transactions.

Section 5.9 Section 203 of DGCL; Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is, or has been at any time during the last three (3) years, an “interested stockholder” of the Company (in each case as such terms are defined in Section 203 of the DGCL). Neither Parent nor Merger Sub nor any of their “affiliates” or “associates” owns (within the meaning of Section 203 of the DGCL) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement.

Section 5.10 No Other Representations and Warranties. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with Section 11.5 and the introduction to Article IV) (but without limiting any representations and warranties in any Ancillary Agreement), (a) neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions and (b) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.1 Conduct of the Company.

(a) From the date hereof until the Closing, except as otherwise expressly provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to: (i) conduct the business of the Company in the ordinary course of business and substantially in the same manner as previously conducted; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company, to keep available the services of their current officers and key employees and to preserve the rights, franchises, goodwill and relationships of the employees of the Company, its customers, lenders, suppliers, regulators and others having business relationships with the Company.

(b) Without limiting the generality of Section 6.1(a), except as required or expressly permitted by the terms of this Agreement or as set forth on Section 6.1(b) of the Company Disclosure Letter, or as required by Applicable Law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof and until the Closing, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(i) (A) amend its governing or organizational documents (whether by merger, consolidation or otherwise), or, other than in the ordinary course of business, form or establish any Subsidiary or (B) adopt, approve or consummate a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(ii) directly or indirectly (A) issue, redeem, repurchase, cancel or otherwise sell or acquire, or offer to issue, redeem, repurchase, cancel or otherwise sell or acquire, any capital stock or other equity interests of the Company or any of its Subsidiaries, except with respect to the vesting and settlement of Company Equity Awards in the ordinary course of business pursuant to the terms of such Company Equity Awards as in effect on the date of this Agreement, (B) split, set side, subdivide, combine or reclassify or take similar actions in respect of any capital stock or other equity interests of the Company or any of its Subsidiaries, (C) effect any recapitalization, reclassification or any other similar change in the capitalization of the Company or any of its Subsidiaries or (D) declare, issue, make or pay any dividend or other distribution of assets in respect of any capital stock or other equity interests of the Company or any of its Subsidiaries (other than dividends paid to the Company or one of its wholly owned Subsidiaries);

(iii) (i) merge, consolidate or combine with any Person; (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, (iii) sell, convey, assign, lease, license, sublicense, abandon, divest, transfer or otherwise dispose of, cancel, abandon or permit to lapse or expire, dedicate to the public or subject to any Lien other than any Permitted Lien any of its assets or properties, or agree to do any of the foregoing, other than any such action in the ordinary course of business consistent with past practice or (iv) engage in any material new line of business;

(iv) other than (A) in connection with the transactions contemplated by this Agreement or (B) borrowings in the ordinary course of business in an amount not to exceed $2,500,000 in the aggregate, incur, assume, guaranty or otherwise become liable for any Indebtedness, or obtain any new or additional commitment from any Person to provide any such Indebtedness; provided that the Company and its Subsidiaries shall not incur, assume, guaranty or otherwise become liable for Indebtedness of the type referred to in clause (c) of the definition thereof;

(v) (A) make, incur or commit to make or incur any capital expenditure or series of related capital expenditures outside the ordinary course of business in excess of $1,000,000; (B) provide a material loan, payment or advance of assets or property to any Person (including any Related Party), other than advances to directors, officers or employees for business expenses to be incurred in the ordinary course of business and existing compensation arrangements in the ordinary course of business, (C) make any capital contributions to, or other investments in, any Person, other than any Subsidiaries of the Company or (D) enter into any Related Party Contract;

(vi) release, assign, compromise, settle or agree to settle any Proceeding material to the Company or any of its Subsidiaries or their respective properties or assets; provided, that nothing contained herein shall restrict the ability of the Company or any of its Subsidiaries to release, assign, compromise, settle or agree to settle any Proceedings so long as such settlement (A) is solely monetary in nature and does not exceed $500,000 in the aggregate, (B) does not involve equitable or injunctive relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (C) does not impose material monitoring or reporting obligations outside the ordinary course of business;

(vii) other than any protests or appeals, institute, bring, File or threaten to institute, bring or File any Proceeding against any Third Party;

(viii) enter into or amend, modify, waive any material rights under, permit to lapse or terminate, or promise to enter into, amend, modify, waive any material rights under, permit to lapse or terminate, any Company Material Contract or Current Government Contract, in each case, other than in the ordinary course of business, upon expiration of the term of any Company Material Contract or Current Government Contract in accordance with its terms or as initiated by any Governmental Authority;

(ix) except as required by GAAP (or any interpretation thereof) or Applicable Law, make any change in accounting methods, principles or practices;

(x) make or change any method of Tax accounting or Tax accounting period; make, change, rescind or revoke any material election in respect of Taxes; enter into any closing agreement or other similar agreement in respect of a material amount of Taxes; surrender any right to claim a material refund or credit of Taxes or other material Tax benefit; settle or compromise a dispute, claim, or assessment with a Taxing Authority with respect to a material amount of Tax; file any material amended Tax Return; or file any Tax Return materially inconsistent with past practice;

(xi) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Company or any of its Subsidiaries under WARN or any similar state or local “mass layoff” or “plant closing” Order, other than in the ordinary course of business consistent with past practice as a result of the expiration or termination of a Government Contract without renewal, a government shutdown or the reduction in the scope of work of a Government Contract;

(xii) except as required by any Company Employee Plan as in effect as of the date of this Agreement:

(A) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former Company Service Provider, except (I) with respect to any Company Service Provider with an annual base salary or wage rate of less than $250,000, in the ordinary course of business or in connection with any promotion in the ordinary course of business, and in the case of base salary or wage rate increases, subject to the immediately following clause (II), or (II) increases in annual base salaries or wage rates that, in the aggregate, do not exceed 3% of all Company Service Providers’ current annual base salaries or wage rates measured in the aggregate and six (6)% of such Company Service Provider’s current annual base salary or wage rate and that are made in the ordinary course of business pursuant to annual compensation reviews;

(B) grant or pay any retention, change in control or similar pay or benefits to, or otherwise increase the retention, change in control or similar pay or benefits of, any current or former Company Service Provider;

(C) grant or pay any severance to any current or former Company Service Provider other than pursuant to the terms of an applicable individual Company Benefit Plan as in effect as of the date of this Agreement or applicable severance plan or policy to the extent set forth on Section 7.3(a) of the Company Disclosure Letter;

(D) enter into, amend (other than immaterial amendments) or terminate any Company Employee Plan or any Employee Plan that would have constituted an Company Employee Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the ordinary course of business that does not result in a material increase in cost to the Company or its Affiliates);

(E) except as set forth in this Agreement, take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Employee Plan;

(F) grant or amend any equity or equity-based compensation awards (including any performance goals applicable to such awards); or

(G) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to any Company Employee Plan are made or the basis on which such contributions are required, in either case, except to the extent required by GAAP;

(xiii) enter into, modify, amend or terminate any Collective Bargaining Agreement (including any Contract that would have constituted a Collective Bargaining Agreement if it had been in effect on the date of this Agreement), except as required by the terms of any Collective Bargaining Agreement as in effect as of the date of this Agreement; or

(xiv) agree in writing or otherwise agree, commit or resolve to take any of the actions described in in this Section 6.1(b).

Section 6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries and employees to, afford to Parent and its Representatives, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, to all of its properties, books, Contracts and records and executive officers, senior-management employees and auditors and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all other information concerning its businesses, properties and personnel as Parent may reasonably request, and instruct its Representatives to reasonably cooperate with Parent in its investigation. All information furnished pursuant to this Agreement shall be subject to the confidentiality agreement, dated as of September 24, 2021, between Lindsay Goldberg LLC, American Securities LLC and the Company (the “Confidentiality Agreement”); provided, however, notwithstanding anything to the contrary contained herein, Parent and the Company consent and agree that all information referenced in Section 8.5 may be shared with and delivered to the Financing Sources and rating agencies (subject to customary confidentiality arrangements). No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b) Notwithstanding anything to the contrary in this Section 6.2, Section 8.1 or Section 8.2, neither the Company nor any of its Subsidiaries shall be required to provide access to its information, properties, books, contracts, commitments, records or personnel if such access would (x) unreasonably disrupt its operations, or (y) provide access to or to disclose any such information if in the reasonable judgment of the Company, such information constitutes competitively sensitive information or information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement; provided that the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply, including (i) redacting such information (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements in effect on or after the date hereof and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (ii) providing competitively sensitive information pursuant to appropriate clean room procedures until such time as any requisite approvals from any Governmental Authority under any Antitrust Laws are obtained; provided, however, that in no event shall Parent have pre-Closing access to individual performance or evaluation records, medical histories or other similar information that the disclosure of which, in the reasonable opinion of the Company, would reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability.

Section 6.3 No Solicitation by the Company.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date hereof and continuing until 12:01 a.m. Eastern time on November 29, 2021 (such date and time, the “No-Shop Period Start Date”), the Company and its Affiliates and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives or any investment banker, attorney, accountant, consultant, agent, representative or advisor retained by any of them (collectively, “Representatives”) shall have the right, directly or indirectly, to:

(i) subject to clause (ii) below regarding furnishing certain non-public information and data, solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, a Company Acquisition Proposal;

(ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement (together with the requirements set forth in clauses (A) and (B) of the proviso to this clause (ii) of Section 6.3(a), the “ACA Condition”), furnish to any Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives), any information (including non-public information and data) relating to the Company or its Subsidiaries or afford to any such Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other information (including non-public information and data), or to any personnel, of the Company or its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, a Company Acquisition Proposal or any inquiries or the making of any proposal or inquiry that could constitute or could reasonably be expected to lead to a Company Acquisition Proposal; provided, however, that (A) the Company will promptly (and in any event within forty-eight (48) hours) inform Parent of entering into such an Acceptable Confidentiality Agreement and provide to Parent, or provide Parent access to, any such non-public information concerning the Company or its Subsidiaries that is provided to any such Third Party or its Representatives that was not previously provided to Parent or its Representatives and (B) the Company and its Subsidiaries shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Party who is or whose Affiliates are a competitor of the Company or any of its Subsidiaries in connection with the actions permitted by this Section 6.3(a)(ii), except in accordance with customary “clean room” or other similar procedures;

(iii) subject to the ACA Condition, continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with respect to a Company Acquisition Proposal (or any proposal or inquiry that constitutes, could constitute, or could reasonably be expected to lead to a Company Acquisition Proposal); and

(iv) cooperate with or assist or participate in or facilitate in any way any such proposals, inquiries, offers, discussions or negotiations or any effort or attempt to make any proposal or inquiry that constitutes, could constitute, or could reasonably be expected to lead to a Company Acquisition Proposal, including that the Company may grant a waiver, amendment, or release under any “standstill provision” or similar obligation of any Third Party with respect to the Company or its Subsidiaries to allow such Third Party to submit or amend a Company Acquisition Proposal on a confidential basis to the Board of Directors of the Company (or any committee thereof);

provided that, notwithstanding the foregoing but subject to Section 6.3(f), during the Go-Shop Period the Company and its Affiliates and its and their respective Representatives shall not take any action of the type referred to in clauses (iv) through (vi) of Section 6.3(b) (other than the action described in clause (2) of the definition of Company Adverse Recommendation Change).

(b) Subject to the terms of this Section 6.3, from the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will, and will cause its Affiliates and its and their respective officers, directors and employees, and will instruct and use reasonable best efforts to cause each of its other Representatives to cease and cause to be terminated any discussions or negotiations with any Third Party and its Representatives that would be prohibited by this Section 6.3(b), request the prompt return or destruction (with written confirmation) of all non-public information concerning the Company and its Subsidiaries theretofore furnished at any time to any such Third Party and will (i) notify each Third Party with whom discussion and negotiations are continuing as of the No-Shop Period Start Date (other than any Excluded Party, but only for so long as such Person is and remains an Excluded Party) to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Company Acquisition Proposal effective on and from the No-Shop Period Start Date; (ii) notify each Third Party that is an Excluded Party that it must reaffirm to the Board of Directors of the Company its Company Acquisition Proposal within forty-eight (48) hours following the No-Shop Period Start Date (or otherwise it will cease to constitute an Excluded Party); (iii) cease providing any further information with respect to the Company and its Subsidiaries or any Company Acquisition Proposal to any such Third Party (other than any Excluded Party, but only for so long as such Person is and remains an Excluded Party) or its Representatives; and (iv) terminate all access granted to any such Third Party (other than any Excluded Party, but only for so long as such Person is and remains an Excluded Party) and its Representatives to any physical or electronic data room (or any other diligence access). From the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.3, the Company shall, and shall cause its Subsidiaries, controlled Affiliates and its and their respective officers, directors and employees to, and shall use reasonable best efforts to cause its and their respective Representatives to, directly or indirectly:

(i) not solicit, initiate or intentionally encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders), with respect to any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal;

(ii) not furnish to any Third Party any non-public information relating to the Company or its Subsidiaries or afford to any Third Party access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries (other than Parent, Merger Sub or any Representatives or designees of Parent or Merger Sub), in any such case with the specific intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Company Acquisition Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Company Acquisition Proposal;

(iii) other than informing Third Parties of the existence of the provisions contained in this Section 6.3, not enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Third Party in furtherance of such inquiries;

(iv) not approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of the DGCL;

(v) (1) not make, withdraw or qualify, amend or modify, in each case, in any manner adverse to Parent, the Company Board Recommendation, (2) include the Company Board Recommendation in the Proxy Statement, (3) not endorse, recommend, adopt, approve or declare advisable any Company Acquisition Proposal, (4) not make any public statement inconsistent in any material respect with the Company Board Recommendation or (5) not enter into or endorse, approve, recommend, adopt or declare advisable for the Company or any of its Subsidiaries to execute or enter into, any agreement, letter of intent, understanding, agreement in principle or other similar Contract (including any schedules or exhibits to the foregoing) (other than an Acceptable Confidentiality Agreement) relating to any Company Acquisition Proposal (any of the foregoing in this clause (v), a “Company Adverse Recommendation Change”); or

(vi) not approve, agree to, endorse, recommend or consummate any Company Acquisition Proposal or any of the foregoing.

Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.3(a) with respect to any Excluded Party (but only for so long as such Person is and remains an Excluded Party), including with respect to any amended or modified Company Acquisition Proposal submitted by any Excluded Party (but only for so long as such Person is and remains an Excluded Party) following the No-Shop Period Start Date, and the restrictions in this Section 6.3(b) shall not apply with respect thereto; provided that such Excluded Party reaffirms its Company Acquisition Proposal to the Board of the Directors of the Company within forty-eight (48) hours of the No-Shop Period Start Date. Unless the Board of Directors of the Company determines within ten (10) Business Days of the No-Shop Period Start Date that such Excluded Party’s reaffirmed Company Acquisition Proposal constitutes a Company Superior Proposal in accordance with this Section 6.3 (including Section 6.3(c)), the Company may not continue to engage in the activities described in Section 6.3(a) with respect to any such Excluded Party beyond the end of such ten (10) Business Day period. From the No-Shop Period Start Date until the earlier of the Company Approval Time and the termination of this Agreement in accordance with its terms, the Company will not be required to enforce, and will be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Board of Directors of the Company (or any committee thereof) if the Board of Directors of the Company has determined in good faith, after consultation with its outside counsel and its financial advisor, that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

(c) Notwithstanding anything in this Agreement to the contrary, prior to the time, but not after the receipt of the Company Stockholder Approval (the “Company Approval Time”), if the Company or its Representatives receive a written Company Acquisition Proposal from any Third Party, the Company and its Representatives may: (i) contact such Person to clarify the terms and conditions thereof; (ii) subject to the ACA Condition, provide information (including non-public information and data) concerning the Company and its Subsidiaries in response to a request therefor by such Third Party; and (iii) engage or participate in any discussions or negotiations with such Third Party, if and only to the extent that, in each such case referred to above occurring after the No-Shop Period Start Date and except as may relate to an Excluded Party (but only for so long as such Person is and remains an Excluded Party) thereafter, the Board of Directors of the Company has determined in good faith after consultation with its financial advisor and outside legal counsel that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal.

(d) From the date hereof until the earlier of the No-Shop Period Start Date and the termination of this Agreement, the Company shall as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours) (i) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receives any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Company Acquisition Proposal and the material terms thereof (including the price per share, structure, closing conditions, and regulatory and financing provisions) and (ii) deliver to Parent copies of any agreement, letter of intent, understanding, agreement in principle or other similar Contract (including any schedules or exhibits to the foregoing) relating to such Company Acquisition Proposal received by the Company or its Representatives from any such Third Party or its Representatives. If, between the date hereof and the earlier of the No-Shop Period Start Date and the termination of this Agreement, the Company takes any action described in Section 6.3(a) with any Third Party that made a Company Acquisition Proposal within 90 days preceding the date hereof, the Company shall comply with the immediately preceding sentence as if such Company Acquisition Proposal had been made on the first date the Company takes any such action. Within forty-eight (48) hours following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth (i) the identity of each Excluded Party (whether or not it submits a reaffirmed bid, if any, in accordance with the terms of this Section 6.3 and the definition of Excluded Party) and (ii) the material terms and conditions of the pending Company Acquisition Proposal made by such Excluded Party (including the identity of such Excluded Party, the price per share, structure, closing conditions, and regulatory and financing provisions), which such notice shall be include copies of any agreement, letter of intent, understanding, agreement in principle or other similar Contract (including any schedules or exhibits to the foregoing) relating to the Company Acquisition Proposal received by the Company or its Representatives from any such Excluded Party or its Representatives. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 6.3(d).

(e) From the No-Shop Period Start Date until the earlier of the termination of this Agreement and the Effective Time, the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to a Company Acquisition Proposal, or any material revisions to the terms and conditions of any pending Company Acquisition Proposals disclosed pursuant to Section 6.3(d) are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Party making such inquiries, offers or proposals, and (ii) a summary of the material terms and conditions of such inquiries, offers or proposals (including the offer or proposal, the price per share, structure, closing conditions, and regulatory and financing provisions) and must be accompanied by copies of any agreement, letter of intent, understanding, agreement in principle or other similar Contract (including any schedules or exhibits to the foregoing) relating to such inquiry, offer or proposal received by the Company or its Representatives from any such Third Party or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials or Contracts relating thereto provided to the Company or its Representatives, each of which shall be promptly provided to the Parent) and the status of any such discussions or negotiations.

(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), and after giving effect to the rights offered to Parent in this Section 6.3(f), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to a Company Intervening Event or Company Superior Proposal if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and its financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided, that prior to effecting any such Company Adverse Recommendation Change: (i) the Company shall (1) promptly notify Parent in writing of its intention to take such action at least three (3) Business Days before taking such action (and in the case of a Company Superior Proposal, including a written summary containing reasonable detail of all material terms of such Company Superior Proposal (including a copy of the most current version of the agreement or proposal and all material related documentation with respect to such Company Superior Proposal (including any related schedules and exhibits), and any other relevant reasons for such proposed action)) (it being understood that any amendment or modification to any Company Acquisition Proposal that is the basis for such proposed Company Adverse Recommendation Change shall require a new notice to Parent and an additional three (3) Business Day notice period) and (2) if requested by Parent, negotiate in good faith with Parent for three (3) Business Days following such notice regarding revisions, if any, to the terms of this Agreement proposed by Parent; and (ii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event or Company Superior Proposal unless, after the three (3) Business Day period (or extended period, as the case may be) described in the foregoing clause (2), the Board of Directors of the Company determines in good faith taking into account any proposal by Parent to amend the terms of this Agreement, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(g) Nothing contained herein shall prevent the Board of Directors of the Company from (i) taking and disclosing to its stockholders, as applicable, a position contemplated by Rule 14e-2(a)(2) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, so long as any action taken or disclosure made to so comply is consistent with this Section 6.3; or (ii) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of Section 6.3(c), Section 6.3(d), Section 6.3(e) and Section 6.3(f); provided further any such disclosure permitted under clause (i) above that related to a Company Acquisition Proposal (other than a “stop, look and listen” disclosure) shall be deemed a Company Adverse Recommendation Change unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation in connection with such disclosure. For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be a Company Adverse Recommendation Change.

(h) For purposes of this Agreement:

(i) “Company Superior Proposal” means any bona fide, written Company Acquisition Proposal (other than a Company Acquisition Proposal that has resulted from a violation of this Section 6.3) (with all references to “20%” in the definition of Company Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (1) that, if consummated, is more favorable to the Company and its stockholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement); (2) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other timing, financial, regulatory, legal and other aspects of such Company Acquisition Proposal; and (3) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(ii) “Company Intervening Event” means any material Effect relating to the Company or any of its Subsidiaries that occurs or arises after the effectiveness of this Agreement and on or prior to the date of the Company Stockholder Approval (1) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case, to the Board of Directors of the Company (or any committee thereof) as of the date of this Agreement, and (2) does not relate to or involve (A) any Company Acquisition Proposal, (B) changes in the price of Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute a Company Intervening Event) or (C) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute a Company Intervening Event).

Section 6.4 Voting Agreements. The Company shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in each Voting Agreement) made or attempted to be made in violation of such Voting Agreement.

Section 6.5 Related Party Contracts. The Company shall cause to be settled and terminated, effective prior to or as of the Closing, all Related Party Contracts, including those listed on Section 4.15(a)(ix) of the Company Disclosure Letter and excluding any employment or indemnification agreements made available to Parent, in each case, (a) whether or not such Contract is entered into after the date hereof and (b) without any continuing or further liability or obligation of the Parent or any of its Affiliates (including, from the Closing, the Company and its Subsidiaries), as applicable, thereunder or in respect thereof.

ARTICLE VII

COVENANTS OF PARENT

Parent agrees that:

Section 7.1 Obligations of Merger Sub and the Surviving Corporation. Until the Effective Time, Parent shall at all times be the direct or indirect owner of all of the issued and outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and, after the Effective Time, the Surviving Corporation to perform its obligations under this Agreement that by their terms require performance in whole or in part after the date hereof. Promptly following the execution of this Agreement, Parent shall execute and deliver, or cause to be executed and delivered, a written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such written consent to the Company, and thereafter neither Parent nor any of its Subsidiaries shall amend, modify or withdraw such consent.

Section 7.2 Director and Officer Liability.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Organizational Documents, the governing or organizational documents of any Subsidiary of the Company made available to Parent by the Company or and any indemnification agreements in existence as of the date hereof made available to Parent by the Company, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “D&O Indemnified Parties”) against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries or pertaining to matters existing or occurring at or prior to the Effective Time, including the Transactions; provided that in the case of advancement of expenses, any D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such D&O Indemnified Party is not eligible for indemnification.

(b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with a recognized and creditworthy insurer of comparable coverage and amounts containing terms and conditions that are no less advantageous to the insured in the aggregate) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an aggregate basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent shall cause to be maintained policies of insurance that, in Parent’s good faith determination, provide the maximum aggregate coverage available at an aggregate premium equal to the Premium Cap. In lieu of the foregoing, the Company with the consent of Parent may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 7.2 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives. If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, Parent and/or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 7.2.

Section 7.3 Employee Matters.

(a) For the period from the Closing Date through December 31, 2022 (the “Benefits Continuation Period”), the Surviving Corporation and Parent shall provide to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time and to the extent such individual is not covered by a Collective Bargaining Agreement and continues as an employee of the Surviving Corporation, Parent or any of Parent’s Subsidiaries (including Subsidiaries of the Surviving Corporation) following the Effective Time (each a “Continuing Employee”): (i) base salary or base wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time; (ii) target annual cash incentive compensation opportunities that are no less favorable than the target annual cash incentive compensation opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time; (iii) severance benefits that are no less favorable than the severance benefits provided to such Continuing Employee immediately prior to the Effective Time and set forth on Section 7.3(a) of the Company Disclosure Letter; and (iv) other employee benefits that are substantially comparable in the aggregate to those employee benefits provided to such Continuing Employee immediately prior to the Effective Time; provided that, for purposes of each of the foregoing, defined benefit pension plan benefits (including any benefit contributions to any Company Multiemployer Plan), retiree medical benefits, retention or other one-time special or transaction bonuses, change in control payments or awards and long-term incentive compensation shall not be taken into account.

(b) In the event any Continuing Employee becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to: (i) use commercially reasonably efforts to waive, or cause to be waived, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employee under any Parent Plan providing health and welfare benefits to the same extent such preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods would have been waived or satisfied under the applicable Company Employee Plan such Continuing Employee participated in immediately prior to the Effective Time; (ii) provide, or cause to be provided, such Continuing Employee with credit for any copayments, deductibles and similar expenses incurred by such Continuing Employee under a Company Employee Plan during the calendar year in which the Effective Time occurs, to the same extent such credit was given under the Company Employee Plan such Continuing Employee participated in immediately prior to the Effective Time, in satisfying such year’s applicable copayment, deductible or out-of-pocket requirements under such Parent Plan; and (iii) recognize, or cause to be recognized, all service of each Continuing Employee prior to the Effective Time with the Company and its Subsidiaries and their respective predecessors for purposes of determining vesting and eligibility to participate and, solely with respect to severance and paid time off benefits, level of benefits and benefit plan accruals, under any Parent Plan in which any Continuing Employee is eligible to participate on or after the Effective Time. In no event shall anything contained in this Section 7.3(b) result in any duplication of benefits for the same period of service.

(c) In the event the Closing Date occurs prior to the payment of annual bonuses under the Company’s 2021 annual bonus program, within a reasonably practicable period of time (but in no event later than thirty (30) days following the Closing Date), Parent or one of its Affiliates (including the Surviving Corporation) shall cause each employee of the Company or its Subsidiaries employed as of the date of the Closing to be paid such employee’s 2021 annual bonus, less applicable Taxes required to be withheld, to the extent earned, as determined in good faith by the Compensation Committee of the Board of Directors of the Company according to the terms and conditions set forth in such 2021 annual bonus program (excluding any continued employment requirements), consistent with past practice with Parent; provided that in no event shall 2021 annual bonuses be paid after March 15, 2022.

(d) From and after the Closing Date, Parent shall honor in accordance with its terms each employment, change in control, severance or similar agreement with the Company or its Affiliates; provided that any such agreement may be amended or terminated in accordance with its terms.

(e) Without limiting the generality of Section 11.6, nothing contained in this Section 7.3 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates (including the Surviving Corporation) to be obligated to continue to employ or engage any Person, including any Continuing Employees, for any period of time following the Effective Time; (ii) shall prevent Parent or its Affiliates (including the Surviving Corporation) from revising, amending or terminating any Employee Plan or any other employee benefit plan, program or policy in effect from time to time that is assumed, established, sponsored or maintained by any of them; (iii) shall establish or be construed as an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any Collective Bargaining Agreement, Company Employee Plan, Parent Plan or other Employee Plan; or (iv) is intended to or shall create any third-party beneficiary rights in any Person other than the parties hereto, including any current or former Company Service Provider (including any beneficiary or dependent of such individual), except as provided in Section 7.2.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

Parent and the Company hereby agree that:

Section 8.1 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Merger Sub and Parent, including their respective controlled Affiliates, shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable, to consummate and make effective as promptly as practicable (and in any event, no later than the End Date) the Transactions and using reasonable best efforts to obtain all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions (subject to this Section 8.1, including the final sentence of Section 8.1(b) and Section 8.1(h)). To the extent permitted by Applicable Law, the Company and Parent shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. The filing fees and other costs associated with making any Filings required under any Antitrust Law and the HSR Act shall be borne fifty percent (50%) by Company and fifty percent (50%) by Parent.

(b) Each of the Company and Parent shall, to the extent reasonably practicable and permitted by Applicable Law (i) promptly notify the other party of any written communication made or received by or on behalf of the Company or Parent, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to Section 8.1(a)) and regarding this Agreement, the Ancillary Agreements, the Merger or any of the other Transactions, and permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate in good faith such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication; (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to Section 8.1(a)) and regarding this Agreement, the Ancillary Agreements or any of the Transactions unless, to the extent reasonably practicable, it consults in good faith with such other party in advance and, to the extent permitted by such Governmental Authority, gives such other party a reasonable opportunity to attend or participate, as applicable; and (iii) promptly furnish the other party with copies of all written correspondence (and written summaries of any substantive oral correspondence), Filings (with the exception of the parties’ filings as required under the HSR Act) and written communications (or written summaries of any substantive oral communications) between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Ancillary Agreements and the Transactions. Any materials exchanged in connection with this Section 8.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.1 as “outside counsel only.” Notwithstanding anything to the contrary in this Section 8.1, in no event will Parent or any of its Affiliates be required to share with the Company or its Subsidiaries or Representatives any information that (x) does not relate to the Company, (y) reveals the Parent’s (or any of its Affiliates’) valuation or negotiation strategy with respect to the Transactions, or (z) is otherwise confidential or proprietary information of the Parent or any of its Affiliates.

(c) No party or any of its controlled Affiliates shall take any extraordinary action or enter into any transaction outside the ordinary course of business (other than any action or transaction taken by a party expressly required or contemplated by this Agreement or taken with the express written consent of the other parties hereto) that would reasonably be expected to have the effect of materially delaying, materially impeding or preventing consummation of the Merger.

(d) In furtherance of and not in limitation of the foregoing, Company and Parent agrees to use their respective reasonable best efforts to (i) as promptly as practicable (A) but in no event later than ten (10) Business Days from the date hereof, file, or cause to be filed, any notification and report forms and related material that it may be required to file with United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and (B) submit any other filings under any applicable Antitrust Laws (and, absent the prior written consent of the other party, not withdrawing any such Filings) and resubmitting any such Filings as soon as is reasonably practicable in the event such Filings are rejected for any reason whatsoever by the relevant Governmental Authority; (ii) obtain any approval, clearance or an early termination or expiration of the applicable waiting period as promptly as practicable, and in any event no later than the End Date; (iii) make any further Filings or information submissions pursuant thereto that may be necessary, proper or advisable; and (iv) obtain any government clearances, expiration of applicable waiting periods, or approvals required for Closing under the HSR Act or any other applicable Antitrust Law and to contest and resist any action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order that restricts, prevents or prohibits the consummation of the Transactions under the HSR Act or any applicable Antitrust Law.

(e) The parties further agree that “reasonable best efforts” required by this Section 8.1 shall include (i) promptly complying with any requests for additional information by any Governmental Authority; (ii) if necessary to obtain clearance by any Governmental Authority before the End Date, offering, negotiating, committing to, taking and effecting, by consent order, the sale, divestiture, license or other disposition of any assets of Parent or its controlled Affiliates, the Company or any of their respective direct and indirect Subsidiaries (as used in this paragraph, collectively, the “Combined Business”); (iii) creating, terminating, or divesting business relationships, ventures, contractual rights or obligations of Parent or its controlled Affiliates, the Company or any of their respective Subsidiaries; and (iv) contesting, defending and appealing any lawsuit or other legal Proceeding, whether judicial or administrative, threatened or pending, preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided that, notwithstanding the foregoing, (x) no party to this Agreement or their respective Affiliates or Representatives shall be obligated to take any action set forth in this Section 8.1 unless such action is conditioned upon the consummation of the Merger, (y) the Company shall not, and shall its Affiliates not to, take any such action with the Parent’s prior express written consent, and (z) in no event shall any party to this Agreement or their respective Affiliates or Representatives be obligated to agree to or commit to any actions that individually or in the aggregate would have, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, liabilities, business or results of operations of the Combined Business, taken as a whole, after giving effect to the Merger (a “Regulatory Adverse Effect”).

(f) In the event any Proceeding by any Governmental Authority or other Third Party is commenced that questions the validity or legality of, or otherwise challenges, the Transactions, or seeks damages in connection therewith, Parent and the Company shall, subject to the provisions set forth in this Section 8.1(f), reasonably cooperate and use their respective reasonable best efforts to have any injunction or other Order issued in any Proceeding lifted or extinguished, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

(g) Parent and the Company shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with Proceedings under or relating to any Antitrust Law prior to their submission. The Company and Parent shall jointly (i) control the strategy for obtaining any waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits and authorizations for the Transactions; (ii) control the overall development of the positions to be taken and the regulatory actions to be requested in any Filing with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the Transactions, including any investigation relating to the applicability of any Antitrust Law to the Transactions, and of all other regulatory matters incidental thereto; and (iii) be responsible for negotiating with any Governmental Authority with respect to the obligations necessary to satisfy their respective reasonable best efforts as described in this Section 8.1, including the nature and scope of any assets to be sold, licensed, divested or otherwise disposed of pursuant to Section 8.1(e).

(h) The Company and Parent shall reasonably cooperate with each other and their respective Representatives in obtaining any other Consents that may be required in connection with the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates or Parent or any of its Affiliates to, and without Parent’s prior written consent, neither the Company nor any of its controlled Affiliates shall, make, or to cause to be made, any payment or other accommodation to any Third Party in order to obtain the Consent of such Third Party under any Contract.

Section 8.2 Company Warrants.

(a) In accordance with the provisions of Section 4.5 of the Warrant Agreement, promptly after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, send, or cause to be sent, written notice to (i) the Warrant Agent of the reduction of the Warrant Price contemplated by the final proviso of Section 4.4 of the Warrant Agreement calculated as of the Effective Time, which notice shall state the Warrant Price resulting from the Transactions and set forth in reasonable detail the method of calculation and the facts upon which such calculation is based and (ii) each holder of the Company Warrants advising such holders of the effective date of the Merger, the adjusted Warrant Price the period during which the Company Warrants are exercisable at the adjusted Warrant Price as calculated as of the Effective Time, and any other information required to be provided to the holders of the Company Warrants in accordance with the Warrant Agreement.

(b) In accordance with the provisions of Section 4.4 of the Warrant Agreement, promptly following the Closing, Parent shall cause the Surviving Corporation to make public disclosure of the consummation of the Transactions by filing a Current Report on Form 8-K with the SEC.

(c) At Parent’s election, the Company or the Surviving Corporation, as applicable, may redeem the Company Warrants in accordance with the terms of Section 6 of the Warrant Agreement. The Company shall not so redeem the Company Warrants without the Parent’s prior written consent.

(d) The Company shall use its reasonable efforts to file or cause to be filed a Form 15 with respect to the deregistration of the Company Warrants, to the extent deregistration is not prohibited by the Securities Act.

Section 8.3 Certain Filings; SEC Matters.

(a) As promptly as reasonably practicable after the execution of this Agreement and in any event no later than thirty-five (35) days after the date hereof, the Company shall take all necessary actions to prepare and file with the SEC a proxy statement, in preliminary form, relating to the Company Stockholder Meeting (as amended or supplemented from time to time and including any annexes, schedules or exhibits filed in connection therewith, the “Proxy Statement”), which shall, subject to Section 6.3 (including a Company Adverse Recommendation Change), include the Company Board Recommendation. The Company shall use all reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall exercise reasonable best efforts to furnish all information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable. The Company shall promptly notify Parent upon the receipt of any oral or written comments from the SEC or its staff or any oral or written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all written correspondence or written summaries of any oral communications between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall provide Parent and its Representatives a reasonable opportunity to review and propose comments on the Proxy Statement prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent and its Representatives for inclusion therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall use reasonable best efforts to cause the definitive Proxy Statement to be mailed to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting as promptly as practicable and in any event within five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

(b) If at any time prior to the Company Stockholder Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall use reasonable best efforts to prepare (with the assistance of Parent, if applicable) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by Applicable Law and in a form mutually acceptable to Parent and the Company. The Company further agrees to use reasonable best efforts to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by Applicable Law and in a form mutually acceptable to Parent and the Company.

Section 8.4 Stockholder Meeting.

(a) Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date (the “Company Record Date”) that is no later than five (5) Business Days after the date on which the SEC confirms that it will not review or that it has no further comments on the Proxy Statement for a special meeting of the stockholders of the Company entitled to vote on the Merger at which meeting the Company shall seek the Company Stockholder Approval (the “Company Stockholder Meeting”) and, within ten (10) Business Days following the date hereof, commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior to the Company Stockholder Meeting. Unless the Parent previously consents in writing, no matters other than seeking the Company Stockholder Approval shall be submitted by the Company for approval at the Company Stockholder Meeting. Within thirty (30) days of the Company Record Date, the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) duly call and give notice of the Company Stockholder Meeting; and (ii) duly convene and hold the Company Stockholder Meeting. Subject to Section 6.3, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting.

(b) Notwithstanding anything to the contrary in this Agreement but subject to the DGCL, (i) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholder Meeting due to an absence of quorum, then on no more than one occasion (for a period of not more than thirty (30) calendar days) and prior to the vote contemplated having been taken, the Company shall have the right after consultation with Parent to require an adjournment or postponement of the Company Stockholder Meeting for the purpose of soliciting additional votes in favor of this Agreement, and (ii) if requested by Parent on no more than one occasion, the Company shall adjourn, delay or postpone the Company Stockholder Meeting, if Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholder Meeting. The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement to the holders of Company Common Stock.

(c) Notwithstanding (i) any Company Adverse Recommendation Change; or (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of a Company Acquisition Proposal, unless this Agreement is terminated in accordance with its terms and subject to the fiduciary duties of the Board of Directors of the Company under Applicable Law, the obligations of the Company and Parent under Section 8.2, Section 8.3 and this Section 8.4 shall continue in full force and effect and nothing contained herein shall be deemed to relieve the Company of such of its obligations.

Section 8.5 Financing and Financing Cooperation.

(a) Parent shall, and shall cause its Subsidiaries to, in each case, use reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to or on the Closing, Parent may consummate the Financing on the terms and subject to the conditions set forth in the Commitment Letter (including any “flex” terms contained in the fee letter described therein), including by using reasonable best efforts to: (i) negotiate and enter into definitive agreements with respect to the Financing (the “Financing Documents”) (in each case on terms and subject to the conditions contained in the Commitment Letter (including any “flex” terms contained in the fee letter described therein) and except as otherwise permitted to be modified in accordance with this Section 8.5(a)); (ii) satisfy (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions precedent to the funding of the Financing on the Closing Date under the Commitment Letter that are applicable to Parent and are within its control (other than those conditions that by their respective terms will be satisfied on the Closing Date); (iii) maintain in effect the Commitment Letter (until the termination thereof in accordance with the terms thereof) (except for amendments, amendments and restatements, supplements, replacements, terminations, waivers and modifications not prohibited by the terms thereof and this Section 8.5(a)) until the Financing is consummated or this Agreement is terminated in accordance with its terms; (iv) upon the satisfaction of all conditions to the funding of the Financing contained in the Commitment Letter and/or the Financing Documents (as applicable) and the satisfaction of the conditions in Sections 9.1 and 9.2, consummate the Financing at or prior to the Closing Date to the extent necessary to fund the Required Amount; and (v) enforce Parent’s rights under the Commitment Letter and/or any Financing Documents (as applicable) in the event of a breach by any counterparty thereto that would reasonably be expected to prevent Parent or Merger Sub from consummating the Transactions at the Closing. Parent shall give the Company prompt notice of any material breach or default by any party to any Financing Documents or any Alternative Financing (as defined below), in each case of which it has become aware, and upon receipt of written notice, of any actual termination or repudiation by any party to any Financing Documents or any Alternative Financing; provided that in no event will Parent or any of its Subsidiaries be under any obligation to disclose any information pursuant to this Section 8.5(a) that is subject to attorney client or similar privilege if Parent or the applicable Subsidiary of Parent, as applicable, shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Neither Parent, nor any Subsidiary of Parent, shall amend, amend and restate, supplement, replace, terminate (prior to the expiration thereof in accordance with its terms), waive any of its rights under or otherwise modify any material provision of the Commitment Letter without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing or anything to the contrary contained in this Agreement, Parent (or any Subsidiary of Parent) may amend, amend and restate, supplement, replace, terminate, waive or otherwise modify the Commitment Letter or substitute other debt financing for all or any portion of the Financing, in any manner, in each case, so long as the foregoing shall not (i) except as may be contemplated by any “flex” provisions contained in the fee letter described in the Commitment Letter, reduce (or have the effect of reducing) the aggregate amount of the proceeds of the Financing below the amount necessary, when taken together with all other sources of cash available to Parent, the Company and their respective Subsidiaries, to fund the Required Amount, (ii) impose new or additional conditions precedent or expand upon the conditions precedent to the funding of the Financing at the Closing as set forth in the Commitment Letter, in each case, in a manner that would reasonably be expected to delay or prevent the ability of Parent or Merger Sub to consummate the Transactions, and/or (iii) shorten the length of the commitment period provided in the Commitment Letter (provided that (A) in any event, Parent may amend the Commitment Letter to implement any “flex” provisions contained in the fee letter described in the Commitment Letter or to add lenders, lead arrangers, bookrunners, syndication agents, documentation agents or other Financing Sources that had not executed the Commitment Letter as of the date hereof and, in connection therewith, amend the economic and other arrangements with respect to the appointment of such additional lenders, lead arrangers, bookrunners, syndication agents, documentation agent or other Financing Sources). In the event any portion of the Financing becomes unavailable on the terms and conditions contained in the Commitment Letter (including any “flex” terms contained in the fee letter described therein), Parent shall use reasonable best efforts to arrange to obtain alternative financing (“Alternative Financing”) from alternative sources in an amount that, when taken together with all other sources of cash available to Parent, the Company and their respective Subsidiaries, is at least the amount necessary to fund the Required Amount (on terms and conditions taken as a whole that are not less favorable to Parent (as determined in the reasonable judgment of Parent) than those contained in the Commitment Letter on the date hereof (including any “flex” terms contained in the fee letter described therein) in the aggregate when taken as a whole) and, in any event, it is understood and agreed that Parent shall not be required to (i) incur any fees or out-of-pocket expenses (other than its own out-of-pocket expenses in connection with the Financing) in connection therewith that are in excess of those specified in the Commitment Letter (or in the fee letter described therein), (ii) except as required by this Section 8.5(a) with respect to the Alternative Financing or any “flex” provision of the fee letter referred to in the Commitment Letter, modify the terms of the Financing or (iii) agree to economic terms of such Alternative Financing that are less favorable than the terms of the Financing. The term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing and the term “Commitment Letter” as used in this Agreement shall be deemed to include any amendment, amendment and restatement, supplement, replacement or other modification to or substitution of the Commitment Letter entered into in accordance with the terms hereof and any commitment letters or other applicable documents entered into with respect to any Alternative Financing.

(b) From and after the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, and to instruct its and their respective Representatives to, in each case, use reasonable best efforts to provide Parent with all reasonable and customary cooperation to Parent and the Financing Sources as reasonably requested by Parent in connection with the Financing (including any Alternative Financing), in each case including using such reasonable best efforts to: (i) provide Parent and its Financing Sources with pertinent and customary financial and other information regarding the Company and its Subsidiaries (including by providing information in response to due diligence requests of, and otherwise cooperating with the due diligence efforts of, the Financing Sources) and to cause appropriate members of the Company’s senior management and other Representatives (in each case, with appropriate seniority and expertise) to participate in a reasonable number of meetings (upon reasonable advance notice and at times and locations to be mutually agreed) to discuss any such information; (ii) provide to Parent and its Financing Sources all of the financial statements (and related audit reports) described in the Commitment Letter as in effect as of the date hereof, and all customary and reasonably requested financial information and data readily available from the historical books and records of the Company and its Subsidiaries that is required or advisable to permit Parent and Merger Sub to prepare the pro forma financial statements required pursuant to the Commitment Letter as in effect as of the date hereof; provided that Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Transactions for use in connection with the offering of the Financing, it being understood that the Company shall cooperate with Parent in the preparation of such pro forma information to the extent its cooperation relates to customary and reasonably requested financial information and data readily available from the Company’s historical books and records; (iii) participate in and to cause appropriate members of the Company’s senior management and other Representatives (in each case, with appropriate seniority and expertise) to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for and prospective lenders for the Financing and other Financing Sources), conference calls, presentations, due diligence sessions and sessions with actual and prospective Financing Sources, prospective lenders and rating agencies; (iv) provide reasonable assistance in the preparation of those sections of any information memoranda or other customary materials for the syndication of the Financing that relate to the Company and its Subsidiaries and the business of the Company and its Subsidiaries; (v) assist Parent and the Financing Sources with their marketing efforts with respect to the Financing, including in the preparation of materials for rating agency presentations, lender presentations, bank information memoranda or other marketing documents customarily used to arrange the Financing contemplated by the Commitment Letter, and in the preparation of “public side” versions thereof (including identifying any portion of information provided that constitutes material non-public information), and to execute and deliver customary representation/authorization letters for the syndication of the Financing consistent with the requirements of the Commitment Letter as in effect on the date hereof; (vi) provide reasonable assistance in the execution and preparation of the Financing Documents, including to (A) execute and deliver, as of the Closing (but in no event prior thereto), any definitive financing documents (including, in each case, schedules and annexes related thereto), including the Financing Documents and any credit agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, or any amendments thereto, the pledge of collateral and other customary matters ancillary to the Financing as required under the terms of the Financing Documents and as may be reasonably requested by any Financing Sources in connection with the applicable Financing and otherwise reasonably facilitating the pledging of collateral to the extent required by the terms of the Financing, as applicable, (B) obtain customary payoff letters, lien and guarantee terminations (including delivering prepayment or termination notices as required by the terms of any existing Indebtedness) and releases and other instruments of termination or discharge (including UCC-3 or equivalent financing statements) in respect of the Indebtedness of the Company and its Subsidiaries to be repaid, discharged and terminated at Closing (and evidence that notice of such repayment and lien and guarantee release and termination has been timely delivered) and (C) obtain such consents, acknowledgements, authorizations, approvals and instruments reasonably requested by Parent to permit the consummation of the Financing, including releases, terminations, waivers, consents, estoppels and approvals as may be reasonably required in connection therewith; (vii) provide to Parent and its Financing Sources at least five Business Days prior to the Closing Date all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least eight Business Days prior to the Closing Date that is required in connection with the Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and the requirements of 31 CFR § 1010.230 and that are required by paragraph (j) of Exhibit D of the Commitment Letter; (viii) assist with the preparation of a customary borrowing base certificate, including relating to the borrowing base contemplated by the Commitment Letter, delivering applicable supporting information and documentation and assisting with, and providing access and cooperation with respect to, customary appraisals and field exams (in each case, solely to the extent required by the terms of the Financing); (ix) obtain, execute and deliver customary evidence of authority, customary officer’s certificates, customary solvency certificates, customary insurance certificates, in each case, as reasonably requested by Parent; (x) assist the Financing Sources in benefitting from the existing lender and investment banking relationships of the Company and its Subsidiaries; and (xi) take all actions necessary or desirable (in each case to the extent contingent on the Closing) to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing or permit the consummation of the Financing and to permit the gross proceeds thereof to be made available to fund the Financing. In furtherance and not in limitation of the foregoing, the Company shall (A) furnish to Parent and the Financing Sources, as promptly as reasonably practicable, the Required Information and such other financial information in respect of the Company and its Subsidiaries as may be required as a condition precedent to the Financing pursuant to paragraph (g) of Exhibit D to the Commitment Letter and (B) to the extent any such information or any other information provided by the Company as contemplated by clause (i) above would otherwise constitute material non-public information, for purposes of the United States federal or state securities laws, with respect to the Company or its securities, at the request of Parent make such information publicly available.

(c) Notwithstanding the foregoing, nothing in this Section 8.5 shall require the Company or any of its Subsidiaries to (i) take any action in respect of the Financing to the extent that such action would cause any condition to Closing set forth herein to fail to be satisfied by the required time or otherwise result in a breach of this Agreement by the Company; (ii) take any action in respect of the Financing that would violate the Company’s or any of its Subsidiaries’ organizational documents or any Applicable Law, in each case in a manner that would have a Company Material Adverse Effect; (iii) take any action to the extent such action would unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries; (iv) execute and deliver any letter, agreement, document or certificate in connection with the Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing (other than with respect to customary representation/authorization letters provided in connection with the Financing); (v) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to, or cause or permit any Lien to be placed on, any of their respective assets in connection with the Financing prior to the Closing Date; (vi) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege (but the Company or such Subsidiary shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege); (vii) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability; or (viii) cause the directors and managers of the Company or any of its Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless such resolutions are contingent upon the occurrence of, or only effective as of, the Closing or some other date following the Closing upon which such directors and managers are or will still be directs and managers of such Company or such Subsidiary.

(d) The Company hereby consents to the use of the logos of the Company and/or each of its Subsidiaries by Parent and Merger Sub, to the extent applicable, in connection with the Financing; provided that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of its Subsidiaries.

(e) Parent shall, and shall cause its Subsidiaries, in each case, to use reasonable best efforts to take (or cause to be taken) all actions, and to do (or cause to be done) all things necessary, proper or advisable such that prior to or on the Closing, Parent shall have delivered to the Company a true, complete and executed equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”) pursuant to which American Securities Partners VIII, L.P., American Securities Partners VIII(B), L.P., Lindsay Goldberg IV L.P., Lindsay Goldberg IV – A L.P., Lindsay Goldberg IV – PCF L.P., Lindsay Goldberg – Maverick Co-Inv. LP, and Lindsay Goldberg V L.P. (collectively, the “Funds”) have committed to provide Parent with equity financing in the amount set forth therein (the “Equity Financing”). The Equity Commitment Letter is in full force and effect and has not been repudiated, rescinded, withdrawn or terminated or otherwise amended, supplemented or modified in any respect, and no waiver or consent has been granted thereunder, and no such repudiation, rescission, withdrawal, termination, amendment, supplement, modification, waiver or consent is contemplated. The Equity Commitment Letter is a legal, valid and binding obligation of the Funds, enforceable by Parent in accordance with its terms. There are no other agreements, side letters or arrangements relating to the Equity Commitment Letter that could affect the conditionality, enforceability or availability of the Equity Financing. Parent is not aware of any fact or occurrence that, with or without notice, lapse of time or both, could reasonably be expected to (i) make any of the assumptions or any of the statements, representations or warranties set forth in the Equity Commitment Letter inaccurate, (ii) result in any of the conditions in the Equity Commitment Letter not being satisfied on a timely basis, (iii) cause the Equity Commitment Letter to be ineffective or (iv) otherwise result in the Equity Financing not being available on a timely basis in order to consummate the transactions to be consummated pursuant to this Agreement.

Section 8.6 Public Announcements. The Company and the Parent shall mutually agree in advance regarding any party’s initial press release concerning this Agreement, the Ancillary Agreements and the Transactions. Following such initial press release, Parent and the Company shall use commercially reasonable efforts consistent with Applicable Law to consult with each other before issuing any additional press release(s), making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release(s), make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.6 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.3 with respect to the matters contemplated by

Section 6.3, (b) made or proposed to be made by Parent in compliance with Section 7.2 with respect to the matters contemplated by Section 7.2, or (c) in connection with any dispute between the parties regarding this Agreement, any Ancillary Agreement or the Transactions. Furthermore, for the avoidance of doubt, this Section 8.6 shall not apply to (i) any release or public statement made or proposed made by either party in the ordinary course of business and which does not relate to this Agreement or the Transactions or (ii) any required filings with the SEC pursuant to the Exchange Act. Nothing in Section 6.2, this Section 8.6 or the Confidentiality Agreement shall restrict any Fund or the Parent or any of their respective Affiliates or Representatives from disclosing the Transactions and key financial information related hereto, and other general information about the subject matter of this Agreement in connection with their and their respective Affiliates’ and Representatives’ fundraising, marketing, informational or reporting activities or obligations of the kind customarily provided with respect of investments of this kind.

Section 8.7 Notices of Certain Events. Each of the Company and Parent shall promptly advise the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 8.7 shall not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article IX to be satisfied.

Section 8.8 Section 16 Matters. Prior to the Effective Time, the Company shall take all such actions as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities and equity awards with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.9 Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party reasonably informed on a prompt basis regarding any Transaction Litigation. Each of the Company and Parent

shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, shall give the other party the opportunity to consult with it regarding, and participate in, the defense or settlement of such Transaction Litigation and shall give the other party’s advice and due consideration with respect to such Transaction Litigation. Prior to the Effective Time, none of Parent, the Company nor any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Parent and its Subsidiaries, the Company, and, in the case of the Company and its Subsidiaries, Parent.

Section 8.10 Stock Exchange Delisting; Exchange Act Deregistration. Each of the Company and Parent agrees to reasonably cooperate with the other party in taking, or causing to be taken, all actions reasonably necessary to delist the Company Common Stock and other securities from Nasdaq and terminate their registration under the Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.11 State Takeover Statutes. The Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (b) if any such anti-takeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 8.12 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 8.13 National Security Law Requirements. As promptly as possible after execution of this Agreement, but in no case later than as required by Applicable Law or other legal restraint designed to govern trade regulation, foreign investment, national security, or defense matters (whether of the United States or any other jurisdiction outside the United States), including but not limited to notice with the State Department, Directorate of Defense Trade Controls under Section 122.4 of the International Traffic in Arms Regulations approval by the Department of Commerce, Bureau of Industry and Security under Section 750.10 of the Export Administration Regulations, or notice to DCSA under Section 1-302 of the NISPOM (collectively, the “National Security Laws”), each party shall use their respective best efforts to take such action as may be required to file the necessary notices (including any informal briefing papers or similar filings to the extent they are advisable) and/or to obtain the relevant approvals, as applicable, under any National Security Laws with respect to the Merger or the other Transactions. Such reasonable best efforts and contemplated actions by Parent and Company shall be subject to the terms of Section 8.1 applicable to obtaining all Consents required to be obtained from any Governmental Authority or other Third Party, mutatis mutandis.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each party hereto) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) (i) any applicable waiting period or periods under the HSR Act shall have expired or been terminated (the “HSR Condition”) and (ii) all other approvals, clearances, and expiration of applicable waiting periods under any applicable Antitrust Law or any applicable National Security Law required for consummation of the Merger or any of the Transactions (or as otherwise agreed by Parent and the Company in writing) shall have been obtained or occurred (as applicable); and

(c) no Order issued, enacted, promulgated, entered or entered into by any Governmental Authorities or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal or declares unlawful the consummation of the Merger or any of the other Transactions.

Section 9.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be complied with or performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in Section 4.5(a) shall be true and correct in all respects (other than de minimis inaccuracies), at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.1 (other than the third sentence thereof), Section 4.2, Section 4.4, Sections 4.5(b) and 4.5(c), Section 4.6(b), Section 4.24, Section 4.25, Section 4.26 and Section 4.27 shall be true and correct in all material respects, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (iii) the representations and warranties of the Company contained in Section 4.10 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iv) the other representations and warranties of the Company contained in this Agreement, shall be true and correct (disregarding all qualifications or limitations as to “Company Material Adverse Effect”, “materially” and words of similar important set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect;

(c) since the date of this Agreement, there shall not have occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c); and

(e) Parent shall have received copies of a Payoff Letter, in a form reasonably satisfactory to Parent, with respect to (i) the Company’s Amended and Restated First Lien Term Loan Credit Agreement, dated as of October 19, 2020 and as amended or otherwise modified from time to time, with Bank of America, N.A., as administrative agent and (ii) the Company’s Revolving Credit Agreement, dated as of October 20, 2016, as amended by Amendment No. 1 dated June 12, 2017, Amendment No. 2 dated January 31, 2020 and Amendment No. 3 dated October 19, 2020 and as further amended or otherwise modified from time to time, with Bank of America, N.A., as administrative agent.

Section 9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be complied with or performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of Parent contained in Section 5.1 (other than the third sentence thereof), Section 5.2, Section 5.4, Section 5.5, Section 5.6 and Section 5.9 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); and (ii) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (ii) only, for inaccuracies of representations and warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Company Material Adverse Effect;

(c) since the date of this Agreement, there shall not have occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(d) the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b).

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval, except in the case of Section 10.1(c)(i)):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the date that is six (6) months after the date of this Agreement (as such date may be extended pursuant to the following proviso, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the proximate cause of such failure of the Merger to be consummated by such time; provided, further, that if on such date the HSR Condition has not been satisfied, then each of Company and the Parent shall have the option to extend the End Date by three (3) months by written notice to the other party prior to 5:00 p.m. Eastern Time on such date such that the End Date is the date that is nine (9) months after the date of this Agreement;

(ii) there shall be in effect any Applicable Law enacted after the date hereof in the United States or any of its territories that permanently enjoins, prevents or prohibits the consummation of the Transactions (including the Merger) and, if such Applicable Law is an Order, such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the proximate cause of such Applicable Law or Order, including its obligations under Section 8.1; or

(iii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting (including any adjournment or postponement thereof).

(c) by Parent, if:

(i) (A) a Company Adverse Recommendation Change shall have occurred at any time prior to the Company Stockholder Meeting or (B) the Board of Directors of the Company or any committee thereof shall have failed to reaffirm the Company Board Recommendation within five (5) Business Days after the receipt of a written request to do so from Parent following a Company Acquisition Proposal that has been publicly announced or that has become publicly known;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied or that otherwise prevented or would prevent the satisfaction of any other condition to the obligations of the Parent to complete the Merger, and such breach or failure to perform (1) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the thirty (30)-day period referenced in the following clause (2)) by the End Date or (2) has not been cured by the Company within thirty (30) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may not terminate this Agreement under this Section 10.1(c)(ii) if the Company is then entitled to terminate this Agreement under Section 10.1(d)(i);

(iii) there has been a Willful Breach by the Company of any of its obligations under Section 6.3; provided that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 10.1(c)(iii) following the receipt of the Company Stockholder Approval; or

(iv) if any Applicable Law or Order that results in or would reasonably be expected to result in a Regulatory Adverse Effect shall be in effect and shall have become final and non-appealable.

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied or that otherwise prevented or would prevent the satisfaction of any other condition to the obligations of the Parent to complete the Merger, and such breach or failure to perform (1) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the thirty (30)-day period referenced in the following clause (2)) by the End Date or (2) has not been cured by Parent or Merger Sub, as applicable, within thirty (30) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may not terminate this Agreement under this Section 10.1(d)(i) if the Parent is then entitled to terminate this Agreement under Section 10.1(c)(ii);

(ii) prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company to enter into a definitive agreement with respect to a Company Superior Proposal; provided that the Company shall not be entitled to terminate the Agreement under this Section 10.1(d)(ii) unless the Company has complied in all material respects with all of its obligations under Section 6.3 with respect to such Company Superior Proposal (including with respect to the Company Acquisition Proposal underlying or leading to such Company Superior Proposal); provided, further, that prior to or concurrently with such termination the Company pays, or causes to be paid, to Parent the Company Termination Fee due under Section 10.3(a); or

(iii) at any time after the time the Closing was required to have occurred in accordance with Section 2.1, if (A) all of the conditions set forth in Article IX have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the Closing, each of which is capable of being satisfied at the Closing); (B) the Company has irrevocably given notice to the Parent in writing that the conditions in Article IX have been satisfied or will be waived at the Closing (to the extent permitted by Applicable Law), and that the Company is prepared, willing and able to consummate the Closing; and (C) the Parent failed to consummate the Closing on the date the Closing should have occurred under Section 2.1, pursuant to, and on the terms and subject to the conditions set forth therein, and fails to consummate the Closing within five (5) Business Days of receipt by the Parent of the notice referred to in clause (B) above.

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other parties.

Section 10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other parties hereto, except as provided in Section 10.3; provided that, subject to Section 10.3(d), no such termination shall relieve either Parent or the Company of any liabilities or damages to the other party, as the case may be, resulting from the Willful Breach by either party of this Agreement. The provisions of the final sentence of Section 8.1(a), this Section 10.2, Section 10.3 and Article XI (other than Section 11.13) and any definitions used in such Sections or Article shall survive any termination hereof pursuant to Section 10.1. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement, which shall survive in accordance with its terms.

Section 10.3 Termination Fees.

(a) If this Agreement is terminated:

(i) by Parent pursuant to Section 10.1(c)(i) or Section 10.1(c)(iii) or by the Company or Parent pursuant to Section 10.1(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 10.1(c)(i) or Section 10.1(c)(iii);

(ii) by the Company pursuant to Section 10.1(d)(ii);

(iii) by the Company or Parent pursuant to Section 10.1(b)(iii) and: (1) at or prior to the Company Stockholder Meeting, a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or Board of Directors of the Company and not withdrawn at least five (5) Business Days in advance of the Company Stockholder Meeting; and (2) on or prior to the twelve (12) month anniversary of such termination of this Agreement, (A) a transaction relating to any Company Acquisition Proposal is consummated or (B) a definitive agreement relating to any Company Acquisition Proposal is entered into by the Company (and such Company Acquisition Proposal is subsequently consummated before the eighteen (18) month anniversary of such termination of this Agreement); or

(iv) by the Company or Parent pursuant to Section 10.1(b)(i) (without the Company Stockholder Approval having been obtained) and: (1) at or prior to the time of termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the management or Board of Directors of the Company and not withdrawn at least five (5) Business Days in advance of the End Date; and (2) on or prior to the twelve (12) month anniversary of such termination of this Agreement, (A) a transaction relating to any Company Acquisition Proposal is consummated or (B) a definitive agreement relating to any Company Acquisition Proposal is entered into by the Company (and such Company Acquisition Proposal is subsequently consummated before the eighteen (18) month anniversary of such termination of this Agreement);

then, in each case, the Company shall pay, or cause to be paid, to Parent, in cash at the time specified in the following sentence, a fee in the amount of $30,000,000 (the “Company Termination Fee”); provided, that if the Company terminates this Agreement pursuant to Section 10.1(d)(ii) and enters into a definitive agreement with an Excluded Party prior to the No-Shop Period Start Date with respect to a Company Superior Proposal, then the “Company Termination Fee” shall mean an amount equal to $15,000,000. The Company Termination Fee shall be paid as follows: (x) in the case of clause (i) of this Section 10.3(a), within three (3) Business Days after the date of termination of this Agreement; (y) in the case of clause (ii) of this Section 10.3(a), immediately prior to or concurrently with such termination; or (z) in the case of clause (iii) or (iv) of this Section 10.3(a), within three (3) Business Days after the consummation of the applicable transaction. For purposes of clauses (iii)(2) and (iv)(2) of this Section 10.3(a), “Company Acquisition Proposal” shall have the meaning assigned thereto in Section 1.1 except that references in the definition to “20%” shall be replaced by “50%”.

(b) If this Agreement is terminated pursuant to (i) Section 10.1(b)(i) (at a time when this Agreement was terminable by the Company pursuant to Section 10.1(d)(i) or Section 10.1(d)(iii)), (ii) Section 10.1(b)(ii) (at a time when this Agreement was terminable by the Company pursuant to Section 10.1(d)(i) and Parent’s breach was a proximate cause of the Order), (iii) Section 10.1(d)(i) or (iv) Section 10.1(d)(iii), then promptly, but in no event later than five (5) Business Days after the date of such termination, the Parent shall pay or cause to be paid to the Company, a termination fee equal to $80,000,000 (the “Parent Termination Fee”).

(c) Any payment of (i) the Company Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or (ii) the Parent Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) The parties agree and understand that (i) in no event shall (A) the Company be required to pay, or cause to be paid, the Company Termination Fee on more than one occasion or (B) Parent be required to pay the Parent Termination Fee on more than one occasion and (ii) in no event shall (A) Parent be entitled, pursuant to this Section 10.3, to receive an amount greater than the Company Termination Fee plus any Collection Expenses or (B) Company be entitled, pursuant to this Section 10.3, to receive an amount greater than the Parent Termination Fee plus any Collection Expenses. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach and except for Section 11.4, (x) if Parent or Company receives the Company Termination Fee or the Parent Termination Fee, as applicable, from, or on behalf of, the Company or the Parent, as applicable, pursuant to the terms hereof, such payment (together with any Collection Expenses in respect of the Parent) shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (y) if Parent or Merger Sub, on the one hand, or Company, on the other hand, receive any payments from, or on behalf of, the Company (in the case of Parent of Merger Sub) or Parent or Merger Sub (in the case of Company) in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee or Company receives the Parent Termination Fee in each case in accordance with this Agreement, the amount of such Company Termination Fee or Parent Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by, or on behalf of, the party paying the Company Termination Fee or the Parent Termination Fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the Transactions, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.3 do not constitute a penalty, but instead constitute liquidated damages in a reasonable amount that shall compensate the applicable party for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the Transactions, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination. If either party fails to promptly pay, or cause to be paid, any amount due pursuant to this Section 10.3, such party shall also pay, or cause to be paid, any out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by such party in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay, or cause to be paid, such amount (such costs and expenses in respect of each of Company or Parent, as the case may be, “Collection Expenses”), which such Collection Expenses of Parent or Company, respectively, shall not exceed $1,000,000 in the aggregate.

(e) Subject to the provisos of this sentence (and related provisions thereto), if the Parent becomes obligated to pay the Parent Termination Fee, other than in the case of fraud, the right to receive, and the receipt of, the Parent Termination Fee by the Company in full from the Parent shall be the sole and exclusive remedy of the Company and its Affiliates and their respective Related Parties and Representatives and of any kind whatsoever against the Parent, its Affiliates (including the Funds) and the Financing Sources and each of their respective Related Parties and Representatives for any damages suffered by the Company and its Affiliates and their respective

Related Parties and Representatives as a result of the failure of the Closing to occur or for any breach or failure to perform hereunder or under the Commitment Letters or the Financing Agreements, or any inaccuracy of any representation or warranty (other than in the case of fraud), and none of the Parent, its Affiliates (including the Funds) and the Financing Sources and each of their respective Related Parties and Representatives shall have any further liability or obligation relating to or arising out of this Agreement, the Commitment Letters, the Financing Agreements or the transactions contemplated hereby or thereby; provided, that nothing in this Section 10.3(e) shall restrict the Company’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 11.13 and Section 11.15 prior to the termination of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, other than in the case of fraud, in no event shall the Company be entitled to seek or obtain any recovery or judgment arising out of, or related to, any breach of this Agreement or the Parent’s failure to consummate the Closing in excess of the Parent Termination Fee against any of the Parent, its Affiliates (including the Funds) and the Financing Sources and each of their respective Related Parties and Representatives or any of their respective assets. In no event shall the Company be entitled to both (i) the payment of the Parent Termination Fee and (ii) the grant of specific performance of Parent’s obligation to consummate the Closing. For the avoidance of doubt, nothing in this Section 10.3(e) shall affect, or be deemed to affect, the provisions of Section 10.3(d) and Section 11.15.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received or otherwise confirmed in writing) and shall be given,

If to the Company:

7799 Leesburg Pike, Suite 300 North

Falls Church, Virginia 22043

Attn: Paul W. Cobb, Jr.

Email: Whit.Cobb@pae.com

With a copy to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Attn: Andrew M. Ray

Phone: (202) 373-6585

Email: andrew.ray@morganlewis.com

If to Parent or Merger Sub:

Amentum Government Services Holdings LLC

c/o Lindsay Goldberg LLC

630 Fifth Avenue, 30th Floor

New York, NY 10111

Attn:	J. Russell Triedman
Vincent Ley
Lindsay Goldberg Legal
Email:	triedman@lindsaygoldbergllc.com
ley@lindsaygoldbergllc.com
legal@lindsaygoldbergllc.com

and

Amentum Government Services Holdings LLC

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attn:	Benjamin Dickson
Eric L. Schondorf
Email:	bdickson@american-securities.com
eschondorf@american-securities.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attn:	Richard Hall
David J. Perkins
Email:	rhall@cravath.com
dperkins@cravath.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto in accordance with the terms of this Section 11.1 (the effectiveness of such change in address effective only upon receipt). All such notices, requests and other communications shall be deemed received when the counterparty confirms such receipt in writing (e-mail being sufficient) or on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.2 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the covenants and agreements set forth in Article II, Section 7.2, Section 7.3, Section 8.10 and this Article XI. Nothing contained in this Section 11.2 shall limit or affect claims made for, or recoveries in respect of, fraud.

Section 11.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval or the required approval of stockholders of the Parent has been obtained, any amendment or waiver that would require the further approval of the stockholders of the Company or the stockholders of Parent under Applicable Law shall be subject to such approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, including the provision of any information and documentary material requested in connection therewith in connection with any Filings under the HSR Act or any other Antitrust Laws or requests or compliance obligations, if any, made prior to Closing by any Governmental Authority under any Antitrust Law. Notwithstanding the foregoing, (a) if at any time the Company is required to pay the Company Termination Fee in the lower amount contemplated by the proviso to Section 10.3(a), then the Company shall pay 50% of the reasonably documented expenses incurred by Parent in connection with this Agreement, (b) if at any time the Company is required to pay the Company Termination Fee (other than in the lower amount described in clause (a) above), then the Company shall pay 100% of the reasonably documented expenses incurred by Parent in connection with this Agreement or (c) if this Agreement is terminated by the Parent or the Company pursuant to Section 10.1(b)(iii), then the Company shall pay 50% of the reasonably documented expenses incurred by Parent in connection with this Agreement. If the Company pays any amount required under clause (c) of this Section 11.4 and is then subsequently required to pay any amount under clause (b) of this Section 11.4, the amount previously paid under clause (c) shall be credited against the amount to be paid by the Company under clause (b) of this Section 11.14. Notwithstanding the foregoing, if at any time the Parent is required to pay the Parent Termination Fee, then the Parent shall pay 100% of the reasonably documented expenses incurred by the Company in connection with this Agreement, excluding any expenses incurred in connection with any actions taken by the Company pursuant to its rights and obligations under Section 6.3.

Section 11.5 Disclosure Letter References and SEC Document References. The parties hereto agree that each section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Letter or the Parent Disclosure Letter,

as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.15(a) of the Company Disclosure Letter, for which an explicit reference in any other section shall be required in order to apply to such section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections. Company, Parent and Merger Sub agree that in no event shall any disclosure contained in any part of any Company SEC Document entitled “Risk Factors,” “Forward Looking Statements,” “Cautionary Statement About Forward Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward Looking Statements” or any other disclosures in any Company SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.6 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, are not intended to confer upon any Person other than the parties any rights, benefits, remedies, obligations or liabilities hereunder, except for: (i) only following the Effective Time, the right of the Company’s stockholders to receive the Per Share Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.3, (ii) the right of the D&O Indemnified Parties to enforce the provisions of Section 7.2 and (iii) the right of each of the Financing Sources as an express third-party beneficiary of Section 11.15.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may assign its rights and interests (but not its obligations) hereunder to any Financing Source (or any agent on behalf of all such Financing Sources) as collateral for security purposes in connection with the Financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing) without prior consent; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 11.7 Governing Law. Except as provided in Section 11.8, this Agreement and all Proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of, based upon or relating to this Agreement, any of the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.8 Jurisdiction/Venue. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or Proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.1 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.8 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its property in any action or Proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division)) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or Proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware; (e) waives any objection that it may now or hereafter have to the venue of any such action or Proceeding in any such court or that such action or Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or Proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.9 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (INCLUDING BUT NOT LIMITED TO LITIGATION) OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by DocuSign, facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become automatically effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, the Ancillary Agreements (as applicable) and the Confidentiality Agreement (including any schedules or exhibits to any of the foregoing) constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance.

(a) The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (I) for any breach of the provisions of this Agreement or (II) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 10.1 and the express terms thereof prevent the grant of specific performance, the parties shall be entitled to an injunction or injunctions to prevent breaches or violations of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek any other form of relief that may be expressly available to a party under this Agreement in such event, including, subject to Section 10.3(d), monetary damages and (y) nothing contained in this Section 11.13 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.1 or pursuing monetary damages, nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.1 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing, except in the case of fraud, if the Closing does not occur due to termination pursuant to Article X, which termination results in the payment of a Company Termination Fee under Section 10.3, the right to receive such Company Termination Fee shall be the sole and exclusive remedy of the terminating party and under no circumstances shall a party or any of its Affiliates or Representatives be permitted or entitled to receive a grant of specific performance in such event. The parties shall not take action, directly or indirectly, in opposition to the non-breaching party on the grounds that any other remedy or relief is available at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) Notwithstanding anything to the contrary set forth in this Agreement, prior to the valid termination of this Agreement pursuant to Section 10.1(d)(iii), it is explicitly agreed that, if the Parent fails to consummate the Closing as and when required in accordance with the terms of this Agreement, the Company shall be entitled to specific performance or injunctive relief with respect to the Parent’s obligations (i) to cause the Equity Financing to be funded, subject to the satisfaction, or waiver, of the conditions set forth in Section 1 of the Equity Commitment Letter and (ii) to consummate the Closing if the Financing has funded, or will be funded at the Closing if the Equity Financing is funded. For the avoidance of doubt, while the Company may pursue both a grant of specific performance under this Section 11.13 to specifically enforce the Parent’s obligation to consummate the Closing and the payment of the Parent Termination Fee pursuant to Section 10.3(b) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of such obligations and payment of the Parent Termination Fee.

Section 11.14 No Recourse; Limitation of Liability. Notwithstanding any provision of this Agreement or otherwise, the parties hereto agree, on their own behalf and on behalf of their respective Subsidiaries and Affiliates, that:

(a) this Agreement may only be enforced against, and any claim for breach of this Agreement may only be made against, the parties hereto and then only with respect to the specific obligations set forth herein with respect to such party; and

(b) with respect to each party hereto, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, lender, Related Party, Financing Source, Representative or agent of such party shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party hereto against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such party or for any claim based on, arising out of or related to this Agreement or the Transactions. Notwithstanding anything to the contrary contained herein, the parties hereto (each on behalf of itself and any of its Subsidiaries and Affiliates, and their respective directors, officers, employees, agents and Representatives) hereby waive any rights or claims, whether at law or at equity, in contract, in tort or otherwise against the Financing Sources in connection with this Agreement and hereby agree that in no event shall the Financing Sources have any liability or obligation hereunder to the parties hereto or their respective Subsidiaries, Affiliates, and their respective directors, officers, employees, agents and Representatives and (c) in no event shall the parties hereto (i) seek or obtain, (ii) support any person to seek or obtain, or (iii) permit any of its Subsidiaries and Affiliates and their and their Affiliates’ respective directors, officers, employees, agents and Representatives to seek or obtain, any damages of any kind against any Financing Source (including special, consequential, indirect or punitive damages or damages of a tortious nature), in each case in connection with this Agreement; provided that, notwithstanding the foregoing, in no event shall this Section 11.14 or any other provision of this Agreement modify or impair the rights and remedies of the parties to the Commitment Letter (including any related fee letter or engagement letter) or any definitive documentation with respect to the Financing, and all such rights and remedies shall be as set forth in such agreements and as otherwise provided by Applicable Law.

Section 11.15 Financing Sources. Notwithstanding anything herein to the contrary, each of the parties hereto, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any action, cause of action, claim, cross-claim or third-party claim or any other Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter and any other Financing Document) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (any of the foregoing being referred to as a “Financing Source Proceeding”) in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); agrees that any Financing Source Proceeding shall be subject to the exclusive jurisdiction of such courts; irrevocably and unconditionally submits itself and its property with respect to any Financing Source Proceeding to the exclusive jurisdiction of such courts; and irrevocably and unconditionally waives any objection to the laying of venue of any Financing Source Proceeding brought in any such court or any claim that any Financing Source Proceeding brought in any such court has been brought in an inconvenient forum, (b) agrees that any Financing Source Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees that service of process upon such Person in any Financing Source Proceeding shall be effective if notice is given in accordance with Section 11.1, (d) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by Applicable Law, trial by jury in any Financing Source Proceeding, (e) agrees that notwithstanding anything to the contrary contained herein, none of the Financing Sources will have any obligation or liability, on any theory of liability, to any of the Company, any of its Affiliates or any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents or other Representatives, and none of the Company, any of its Affiliates or any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents or other Representatives shall have any rights or claims against any of the Financing Sources, in each case, in any way relating to or arising out of this Agreement, the Financing, the Commitment Letter, any Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (f) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, this Section 11.15 and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 11.15 (and none of this Section 11.15 or any of such provisions (or the defined term “Financing Sources” or any other definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 11.15 or any of such provisions) shall be amended, waived or modified, in each case, in any respect that is materially adverse to the Financing Sources without the prior written consent of the Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void ab initio)). This Section 11.15 shall not limit the rights of the parties to the Financing under the Commitment Letter or other definitive agreement with respect to the Financing.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMENTUM GOVERNMENT SERVICES HOLDINGS LLC,

By	/s/ John Vollmer
Name: John Vollmer Title Authorized Signatory

PINNACLE VIRGINIA MERGER SUB INC.,

By	/s/ John Vollmer
Name: John Vollmer Title Authorized Signatory

PAE INCORPORATED,

By	/s/ Charles Peiffer
Name: Charles Peiffer Title Chief Financial Officer